UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Bubblr, Inc.
(Exact name of registrant as specified in its charter)

Wyoming	86-2355916
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

30 N. Gould Street, Suite R
Sheridan, Wyoming	82801
(Address of Principal Executive Offices)	(Zip Code)

(646) 814-7184

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to be Section 12(g) of the Act:

Common Shares, $0.01 par value per share

Indicate by check mark whether the registrant is a large, accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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BUBBLR, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

EXPLANATORY NOTE

You should rely only on the information contained in this General Form for Registration of Securities on Form 10 (this “Registration Statement”) or to which we have referred you. We have not authorized anyone to provide you with information that is different. You should assume that the information contained in this Registration Statement is accurate as of the date of this Registration Statement only.

On the date of effectiveness of this Registration Statement we will become subject to the requirements of Regulation 13(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will be required to file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Company’s website is EthicalWeb.AI.

As used in this Registration Statement, unless the context otherwise requires, the terms “we,” “us,” “our,” and the “Company” refer to Bubblr, Inc., a Wyoming corporation, and its subsidiaries.

Please refer to the “Risk Factors” section in this Registration Statement for additional information.

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement of Bubblr, Inc. (hereinafter the “Company,” “Bubblr,” “BBLR,” “Ethical Web.AI,” “we,” “us,” or “our”) discuss future expectations, contain projections of our plan of operation or financial condition or state other forward-looking information. In this Registration Statement, forward-looking statements are identified by words such as “anticipate,” “plan,” “believe,” “expect,” “estimate,” and the like. Forward-looking statements involve future risks and uncertainties, and some factors could cause actual results or plans to differ materially from those expressed or implied. These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on numerous factors and is derived using numerous assumptions. A reader should not place undue reliance on these forward-looking statements, which apply only as of the date of this Registration Statement. Key factors that may cause actual results to differ from projections include, for example:

●	our strategies, prospects, plans, expectations, forecasts, or objectives;
●	our ability to achieve marketable products and the costs and timing thereof;
●	acceptance of our products by our target market and our ability to compete in such a market;
●	our ability to raise additional financing when needed and the terms and timing thereof;
●	our ability to expand, protect, and maintain our intellectual property rights;
●	our future operations, financial position, revenues, costs, expenses, uses of cash, capital requirements, our need for additional financing, or the period for which our existing cash resources will be sufficient to meet our operating requirements;
●	our analysis of the target market for our platform;
●	the impact of COVID-19, Norovirus, and other future pandemics and other adverse public health developments on our operations and our industry;
●	regulatory developments in the United States and other countries;
●	our compliance with all applicable laws, rules, and regulations, including those of the Securities and Exchange Commission, or SEC;
●	our ability to compete in the United States and internationally with more substantial companies;
●	general economic, business, political, and social conditions;
●	our reliance on and our ability to retain (and, if necessary, timely recruit and replace) our officers, directors, and key employees and their ability to timely and competently perform;
●	our ability to generate significant revenues and achieve profitability;
●	our ability to manage the growth of our business;
●	our commercialization of our platform and marketing capabilities and strategies;
●	our ability to expand, protect, and maintain our intellectual property position;
●	the success of competing third-party platforms;
●	our ability to fully remediate our identified internal control material weaknesses;
●	our ability to comply with regulatory requirements relating to our business and the costs of compliance with those requirements;
●	the specific risk factors discussed under the heading “Risk Factors” set forth in this Registration Statement; and
●	various other matters, many of which are beyond our control.

Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date hereof. We believe the information contained in this Form 10 to be accurate as of the date hereof. Changes may occur after that date. We will not update that information except as required by law in the ordinary course of our public disclosure practices. Additionally, the discussion regarding our financial condition and results of operations should be read in conjunction with the financial statements and related notes included in this Registration Statement on Form 10.

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ITEM 1. BUSINESS.

Except as otherwise indicated herein or as the context otherwise requires, references in this Registration Statement to “Bubblr,” the “Company,” “Ethical Web.AI,” “we,” “us,” and “our” refer to Bubblr, Inc. and fully-owned subsidiaries, including Bubblr Limited and Bubblr Holdings Limited, which are a non-trading company and IP holding company, respectively, both formed and existing under the laws of the United Kingdom.

Bubblr, Inc., d/b/a Ethical Web AI (“EW”), is an artificial intelligence (“AI”) company that has patent-protected (granted and pending) intellectual properties. Following a sustained period of technical development led by its founder, Steve Morris, the Company is now entering the phase of revenue growth driven by the launch of a first enterprise product and the establishment of a new executive team. The founding development team has always looked to exploit commercial opportunities from emerging technology. The rapid rise of Generative AI in both the consumer and enterprise space is a good example of how EW’s combination of deep technological know-how and agile development methods can exploit market openings.

AI Vault

The use of Generative AI offers significant opportunities for enterprises to improve productivity by automating and enhancing a wide range of tasks and workflows. The Generative AI Enterprise market is still at a relatively early stage, but adoption of the main Large Language Models (“LLMs”) applications has been rapid, particularly ChatGPT. However, the key area of data security has yet to be fully addressed with no clear guidelines or functionality in place to ensure that confidential corporate information is not uploaded into the prompts.

EW sees a clear market for a solution that allows an enterprise to leverage the productivity gains without the inherent risks to closely manage and monitor what type of information is shared to generate an output. This new solution is called “AI Vault” and is now being soft-launched. The target markets for this product are those companies that do not allow their staffs to use generative AI products for fear of sensitive data leaving the building. Mainly due to data privacy and security concerns, many corporations have implemented bans on using Gen AI tools like ChatGPT. Despite these prohibitions, reports indicate that employees continue to use such tools clandestinely. A survey by Cisco revealed that 27% of organizations had banned generative AI applications. However, many employees admitted to inputting sensitive data into these tools, including non-public company information (48%) and employee information (45%).

We believe this market opportunity to be significant and are already well advanced in integrating with a global service provider to bundle our proposition within a broader services proposition. This will ensure extremely low customer acquisition costs and the opportunity to scale at an accelerated rate. Based on current pricing, we believe we can deliver a gross margin that will help drive the company towards being cash-flow positive.

AI Seek

Following the successful launch of our “AI Seek” product in 2023, which is available in the Apple App Store, we will be driving a white label licensing model that drives towards new strategic partners who have a strong presence in Education and/or the K12 market. The ability to completely customize the search parameters to ensure a “safe” and trackable experience is a key differentiator. As with AI Vault above, we see the primary commercial approach as a partnership model, adapting the user interface and core search parameters to meet the needs of the license partner. We are looking to launch the first pilot in September 2025.

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Ethical Web Platform

The Ethical Web Search platform is the technical manifestation of patent No. 10977387. These apps search based on inventory, giving the user a current view and improved user experience. This platform continues to be a potentially transformative solution as a white label play for significant technology players in key verticals. EW continues to explore potential commercial alliances that leverage the patented IP. The core functionality of the platform covers the following key areas:

●	The decentralization of control, revenue collection, and delivery allows a partner to build a global network of locally managed super apps that use the same database.
●	Ability to completely anonymize user data and suppress all behavioral data tracking
●	Ability to run an advertisement-free commercial model. Suppliers of goods and services can operate on a subscription-based model.

Intellectual Property

We have created a new search mechanism, “AN INTERNET-BASED SEARCH MECHANISM,” which has been granted a patent in South Africa (2016/06947), New Zealand (725014), the United States of America (‘Utility Patent No. US 10977387), Canada (2962520), and we have patents pending on the same processes in Australia (2015248619), the European Union (15723990.6) and the United Kingdom (PCT/GB2015/051130), creating an alternative economic ecosystem to tackle the current broken model and better serve all main participant groups. This utility patent defines a profoundly unique way for internet users to search the internet for goods or services rather than text-based search engine solutions. The technical manifestation of this utility patent is the Ethical Web ATI Open-Source Platform.

We have filed a sister patent that is specifically for searching for information rather than goods or services. US Patent Application No. 17/980298 was filed in the USA in November 2022. It is titled “Contextual enveloping via dynamically generated hypertext links.” This utility patent defines a radically unique way for consumers to search for information only, which again is fundamentally different from traditional search engines. The technical manifestation of this patent is the AI Seek AI LLM (Large Language Model), as it works exceptionally well with AI LLMs such as Chat GPT 4 and Claude 2.

We have also filed another patent with the U.S. Patent Office (application number 18/376,101), which currently has a generic title of “computer-implemented method and system.” Again, this utility patent resolves a significant issue with existing foundation AI LLM, such as Chat GPT and Claude 2, whereby they cannot provide information that needs contemporaneous data. This is because the established AI LLMs have a training data database that was limited to some point in the past. For example, Chat GPT’s training data only goes up to September 2021. Claude 2 will be updating their training data to January 2023. This utility patent uses an internally trained AI LLM that identifies those search prompts that require contemporaneous data (for example, stock prices and sports data) and augments the prompt with the necessary contemporaneous data to radically improve the AI LLM’s output to include references to the required contemporaneous data. The technical manifestation of this patent is delivered in version 4 and beyond of our AI Seek consumer app.

Competition

The enterprise Gen AI market for security products is at a very early stage with no clear established players. The known providers are marketing solutions that require significant levels of integration and bespoke development.

Our competitors may announce new products, services, or enhancements that better address changing industry standards or the needs of users, such as mobile access or different market focus. Such increased competition could lead to pressure on pricing, loss of business, or decreased user activity, any of which could adversely impact our business and operating results.

We believe that we possess competitive strengths and protection through our intellectual property, which is defensible under the umbrella of our granted patents.

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Government Regulation

We are subject to many foreign and domestic laws and regulations that affect companies conducting business online, many of which are evolving and could be interpreted in ways that could harm our business. In the United States and abroad, laws and regulations relating to the liability of providers of online services for activities of their users and other third parties are being tested by many claims, including actions based on invasion of privacy and other torts, unfair competition, copyright, and trademark infringement, and other theories based on the nature and content of the materials searched, or the content provided by users. Furthermore, some countries impose regulations or require licenses to conduct various aspects of our business, including employee recruitment and news-related services. Any court ruling or other governmental action that imposes liability on providers of online services for the activities of their users or other third parties could harm our business. In addition, rising concern about the use of social networking technologies for illegal conduct, such as the unauthorized dissemination of national security information, money laundering, or supporting terrorist activities, may in the future produce legislation or other governmental action that could require changes to our website platform, restrict or impose additional costs upon the conduct of our business or cause users to abandon material aspects of our platform.

In the area of information security and data protection, we are committed to upholding the highest standards. Most states and countries have enacted laws and regulations requiring notification to users when there is a security breach of personal data or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. The costs of compliance with these laws and regulations may increase in the future due to amendments to laws or changes in interpretation thereof. However, our commitment to data protection remains unwavering. Furthermore, any failure on our part to comply with these laws and regulations may subject us to significant liabilities, which we are actively working to avoid.

We are also subject to federal, state, and foreign laws and regulations regarding data privacy and protection. Our privacy policies outline our practices regarding the use, storage, transmission, and disclosure of personal information, including visitor and user data. Any failure by us to comply with these terms or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Additionally, the interpretation of privacy and data protection laws and regulations, as well as their application to online services, is unclear, evolving, and in a state of flux. For example, in October 2015, the highest court in the European Union invalidated reliance on the US-EU Safe Harbor regime as one of the legally recognized mechanisms for transferring the personal data of European citizens to the United States. There is a risk that these laws and regulations may be interpreted and applied in conflicting ways across different states, countries, or regions, and in a manner inconsistent with our current data protection practices, or that new laws or regulations will be enacted. In addition, because our platform will be accessible worldwide, certain foreign governments may claim that we are required to comply with their laws and regulations, including with respect to the storage, use, and disclosure of user information, even in jurisdictions where we have no local entity, employees, or infrastructure. Complying with these varying domestic and international requirements could cause us to incur additional costs and change our business practices. Furthermore, any failure on our part to adequately protect our users’ privacy and data could result in a loss of user confidence in our services and a decline in users, which could adversely affect our business.

Employees

As of May 9, 2025, we have one full-time non-union employee in the United States and four full-time non-union employees outside the United States.

Legal Proceedings

From time to time, we may become parties to various lawsuits, claims, and other legal proceedings arising in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, to any legal proceedings that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition, or results of operation if determined adversely to us.

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Smaller Reporting Company

The Company is a “smaller reporting company” as defined in Rule 12b-2 under the Exchange Act. There are certain exemptions available to us as a smaller reporting company, including (1) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (2) scaled executive compensation disclosures; and (3) the requirement to provide only two years of audited financial statements, instead of three years. As long as we maintain our status as a “smaller reporting company,” these exemptions will remain available.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (JOBS Act).

As an emerging growth company, we may be eligible to take advantage of reduced or “scaled” disclosure requirements that would otherwise apply to public companies. These reduced or scaled disclosure requirements include, but are not limited to:

1.	being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this Registration Statement;

2.	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended;

3.	being able to take advantage of the reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

4.	being exempt from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We elected to take advantage of certain of the reduced disclosure obligations in this Registration Statement. We may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information we provide to our stockholders may be different from what you might receive from other public reporting companies that are not emerging growth companies.

The JOBS Act also provides that an emerging growth company may take advantage of an extended transition period to comply with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption, and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Compliance after Termination of Emerging Growth Company Status

After our emerging growth company status is terminated, we cannot take advantage of the reduced or scaled disclosure requirements described in subparagraphs 1. and 4., above. However, in the event we are a “smaller reporting company,” as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended after our emerging growth company status has terminated, we will still be able to take advantage of the reduced or scaled disclosure requirements described in subparagraphs 2. and 3., above, for as long as we continue to have smaller reporting company status.

Available Information

We make available, free of charge, on or through our website, at www.ethicalweb.ai, our Annual Reports on Form 10-K, which includes our audited financial statements, our Quarterly Reports on Form 10-Q, and our Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. The SEC maintains a website that contains these reports and other information at www.sec.gov. Our website and the information contained therein or connected to it are not intended to be and are not incorporated into this Registration Statement on Form 10.

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ITEM 1A. – RISK FACTORS.

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Registration Statement on Form 10, prospective investors should carefully consider the following risks before investing in our securities. If any of the following risks occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results, and financial condition could be materially adversely affected. As a result, the trading price and volume of trading of our common stock could decline, and you may lose all or part of your investment in our common stock. The risks discussed below also include forward-looking statements, and our actual results may differ from those discussed in these forward-looking statements. See “Cautionary Note on Forward-Looking Statements” in this Registration Statement on Form 10. When assessing the risks below, please also refer to the other information contained in this Registration Statement on Form 10, including the financial statements and their related notes, before deciding to purchase or hold any of our securities.

Risk Factors Related to the Financial Condition of the Company

Since our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with investing in our company.

We have continually operated at a loss, with an accumulated deficit of $1,947,851 as of December 31, 2024. We have not generated significant revenues and are dependent upon obtaining financing to continue operations for the next twelve months. Our future is dependent on our ability to get the funding or achieve profitable operations in the future. We reserve the right to seek additional funds through private placements of our common stock, public offerings of our common stock, and/or through debt financing.

Due to our limited operating history, it may be challenging for you to evaluate our operations.

We have had limited operations to date. Therefore, we have a limited operating history upon which to evaluate the merits of investing in our company. Potential investors should be aware of the difficulties usually encountered by new companies and the high rate of failure of such enterprises. The likelihood of success must be evaluated in consideration of the problems, expenses, difficulties, complications, and delays that may be encountered in connection with the planned operations. These potential problems include but are not limited to, unanticipated problems relating to the ability to generate sufficient cash flow to operate our business and additional costs and expenses that may exceed current estimates. We anticipate incurring significant losses in the near future. We recognize that if the effectiveness of our business plan is not forthcoming, we will be unable to continue our business operations. There is no historical basis upon which to make any assumptions about the likelihood of our success, and it is doubtful that we will generate significant operating revenues or achieve profitable operations. If we fail to address these risks, our business will likely suffer significant consequences.

Risk Factors Related to the Business of the Company

Our operating results may fluctuate, which could negatively impact our ability to grow our client base, establish sustainable revenues, and achieve overall success.

Our results of operations may fluctuate because of a number of factors, some of which are beyond our control, including but not limited to:

●	General economic conditions in the geographies and industries where we sell our services and conduct operations; legislative policies where we sell our services and conduct operations;

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●	The budgetary constraints of our customers;
●	The success of our strategic growth initiatives;
●	Costs associated with the launching or integration of new or acquired businesses;
●	Timing of new product introductions by us, our partners, and our competitors; product and service mix, availability, utilization, and pricing;
●	The mix, by state and country, of our revenues, personnel, and assets;
●	Movements in interest rates or tax rates;
●	Protection of intellectual property assets;
●	Changes in the regulations applicable to us; and
●	Litigation matters.

As a result of these factors, we may not succeed in our business, and we could go out of business.

If the market for our open-source platforms and AI products do not experience significant growth, or if our projects do not achieve broad acceptance, we will not be able to sustain or grow our revenues.

We aim to generate revenue from our open-source platform. We cannot accurately predict, however, future growth rates or the size of the market for applications in the United States, United Kingdom, and other markets in which we engage. Demand for our platform, AI products, and intellectual property (IP) may not materialize as anticipated or may decrease, either generally or in specific geographic markets. The expansion of our mobile application in the market depends on a number of factors, such as:

●	The cost, performance, and appearance of our mobile application offered by our competitors;
●	Public perceptions regarding our mobile application and its effectiveness and value;
●	Customer satisfaction with our mobile application and
●	Marketing efforts and publicity aimed at addressing the application’s needs and meeting public demand for it.

Even if our platform gains widespread market acceptance, we may not adequately address market requirements and may struggle to expand our market share. If our products do not achieve broad market acceptance, we may not be able to reach our anticipated level of growth, and our revenues and operating results may suffer.

If we are unable to gauge trends and react to changing partner preferences in a timely manner, our sales will not increase, and our business may fail.

We believe our success depends substantially on our ability to offer intellectual property, a supporting platform, and products that reflect current needs and anticipate, gauge, and respond to changing demands from partners and consumers in a timely manner. Our business is vulnerable to changes in partner and consumer preferences. If we misjudge their needs for our platform, our ability to generate sales could be impaired, failing in our business. There are no assurances that our mobile application will be successful; in that regard, any unfavorable consumer reaction could also adversely affect our business.

If we are unable to manage growth successfully, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial, and other resources, which, to date, has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, as well as recruit, train, and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

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If we do not effectively manage the growth of our business, we may experience significant strains on our management and operations, as well as disruptions to our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry may experience could negatively impact our ability to execute our operating plan and accordingly, could have an adverse impact on our business, cash flow, results of operations, and reputation with our current and potential customers.

Our commercial success depends significantly on our ability to develop and commercialize our open-source platform without infringing on the intellectual property rights of third parties.

Our commercial success will depend, in part, on operating our business without infringing the contractual, trademark, or proprietary rights of third parties. Third parties that believe we are infringing on their rights could bring actions against us, claiming damages and seeking to enjoin the development, marketing, and distribution of our products. If we become involved in any litigation, it could consume a substantial portion of our resources, regardless of the outcome. If any of these actions are successful, we may be required to pay damages and/or obtain a license to continue developing or marketing our products. In such cases, we may be obligated to pay substantial royalties. However, any such license may not be available on terms acceptable to us or at all. We could be prevented from commercializing a product or forced to cease some aspect of our business operations because of patent infringement claims, which would harm our business.

A decline in general economic conditions could lead to reduced adoption by consumers and businesses. It could negatively impact our business operation and financial condition, which could have a material adverse effect on our business, financial condition, and results of operations.

Our operating and financial performance may be adversely affected by various factors that impact the broader economy. Multiple factors, including prevailing economic conditions, unemployment rates, salaries and wage rates, interest rates, income tax rates and policies, consumer confidence, and perceptions of financial conditions influence consumer search habits. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. In the event of an economic slowdown, consumer search habits may be adversely affected, resulting in lower net sales than expected on a quarterly or annual basis, which could have a material adverse impact on our business, financial condition, and results of operations.

The success of our business depends on our ability to maintain and enhance our reputation and brand.

We believe that our reputation in the online marketplace is significant to the success of our business. A well-recognized brand is crucial for expanding our customer base and, consequently, increasing our revenue. Since the industry is highly competitive, our ability to remain competitive depends primarily on our ability to maintain and enhance our reputation and brand, which can be challenging and costly. To maintain and improve our reputation and brand, we must successfully manage various aspects of our business, including cost-effective marketing campaigns that increase brand recognition and awareness in a highly competitive market. We will conduct multiple marketing and brand promotion activities. We cannot assure you, however, that these activities will be successful and achieve the brand promotion goals we expect. If we fail to maintain and enhance our reputation and brand, or if we incur excessive expenses in our efforts to do so, our business, financial conditions, and results of operations could be adversely affected.

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We utilize artificial intelligence in our business, and challenges in effectively managing its use could result in reputational harm, competitive harm, and legal liability, which would adversely affect our results of operations.

We will incorporate artificial intelligence (“AI’) solutions into our platform, offerings, services, and features, and these applications may become increasingly important in our operations over time. Our competitors or other third parties may incorporate AI into their products more quickly or more effectively than we do, which could impair our ability to compete effectively and adversely affect our results of operations. Additionally, if the content, analyses, or recommendations that our AI applications assist in producing are or are alleged to be deficient, inaccurate, or biased, our business, financial condition, and operating results may be adversely affected.

The use of AI applications has resulted in, and may continue to result in, cybersecurity incidents that compromise the personal data of end-users of such applications. Any such cybersecurity incidents related to our use of AI applications could adversely affect our reputation and the results of our operations. AI also presents emerging ethical issues, and if our use of AI becomes controversial, we may experience brand or reputational harm, competitive harm, or legal liability. The rapid evolution of AI, including potential government regulation, will require significant resources to develop, test, and maintain our platform, offerings, services, and features, enabling us to implement AI ethically and minimize unintended, harmful impacts.

One of the significant risks associated with AI is the potential for bias in the data used to train AI systems. If the algorithm data sets we use to train our AI system are biased, the resulting model may make inaccurate or unfair decisions, leading to negative consequences for customers, employees, and other stakeholders. If we fail to protect the data used to train our AI against bias, our business, brand, reputation, financial condition, and operational results may be adversely affected.

Reliance on information technology means a significant disruption could affect our communications and operations.

We increasingly rely on information technology systems for our internal communications, controls, reporting, and relations with customers and suppliers, and information technology is becoming a significantly valuable tool for our sales staff. Our marketing and distribution strategy relies on our ability to closely monitor consumer and market trends at a highly specified level, which we achieve through our sophisticated data tracking systems. However, these systems are susceptible to disruption or failure. In addition, our reliance on information technology exposes us to cyber-security risks, which could have a material adverse effect on our ability to compete. Security and privacy breaches may expose us to liability and cause us to lose customers or may disrupt our relationships and ongoing transactions with other entities with whom we contract throughout our supply chain. The failure of our information systems to function as intended or the penetration by outside parties intent on disrupting business processes could result in significant costs, loss of revenue, assets, personal or other sensitive data, and reputational harm.

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Security and privacy breaches may expose us to liability and lead to the loss of customers.

Federal and state laws require us to safeguard the financial information of our wholesalers and retailers, including credit information. Although we have established security procedures to protect against identity theft and the theft of our customers’ and distributors’ financial information, our security and testing measures may not be sufficient to prevent security breaches, and breaches of privacy may still occur, potentially harming our business. Typically, we rely on encryption and authentication technology licensed by third parties to enhance the security of confidential information, including financial and other sensitive data that we have on file. Advances in computer capabilities, discoveries in the field of cryptography, inadequate facility security, or other developments may result in a compromise or breach of the technology we use to protect customer data. Any compromise of our security could harm our reputation, financial condition, and, consequently, our business. In addition, a party that can circumvent or exploit inadequacies in our security measures could, among other effects, misappropriate proprietary information, cause disruptions in our operations, or expose customers and other entities with which we interact to computer viruses or other security threats. Actual or perceived vulnerabilities may lead to claims against us. To the extent that the measures we have taken prove to be insufficient or inadequate, we may become subject to litigation or administrative sanctions, which could result in significant fines, penalties, or damages, as well as harm to our reputation.

We may be unable to support our technology to scale our operations further successfully.

We plan to grow rapidly through further integration of our technology in partnerships with our open-source platform and other partnership electronic platforms. Our growth will place significant demands on our management, technology development, and financial, administrative, and other resources. We cannot guarantee that any of the systems, procedures, and controls we implement will be sufficient to support the commercialization of our operations. Our operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our financial, administrative, and other resources. If we are unable to respond to and manage changing business conditions or the scale of our products, services, and operations, then the quality of our services, our ability to retain key personnel, and our business could be harmed.

Developing and implementing new and updated applications, features, and services for our portals may be more challenging than expected, take longer and cost more than anticipated, and may not yield sufficient revenue increases to justify the expenses.

Attracting and retaining partner developers and users of our open-source platform requires us to continually improve the technology underlying those portals and develop new and updated applications, features, and services. If we are unable to do so on a timely basis or if we are unable to implement new applications, features, and services without disruption to our existing ones, we may lose potential users and clients. The costs associated with developing these enhancements may negatively impact our ability to achieve profitability.

We will rely on a combination of internal development, strategic relationships, licensing, and acquisitions to develop our open-source platform, portals, and related applications, features, and services. The development and/or implementation of innovative technologies, applications, features, and services may incur higher costs than initially expected, take longer than anticipated, require more extensive testing than originally planned, and necessitate the acquisition of additional personnel and resources. There can be no assurance that the revenue opportunities from any new or updated technologies, applications, features, or services will justify the amounts spent.

Our success is dependent in part on obtaining, maintaining, and enforcing our proprietary rights and our ability to avoid infringing on the proprietary rights of others.

We seek patent protection for those inventions and technologies for which we believe such protection is suitable and is likely to provide a competitive advantage to us. A Patent on our Internet-Search Mechanism (“IBSM”) has been granted in the United States, Canada, New Zealand, and South Africa. The patent is currently pending in Australia, the European Union, and the United Kingdom. Because patent applications in the United States are maintained in secrecy until either the patent application is published or a patent is issued, we may not be aware of third-party patents, patent applications, and other intellectual property relevant to our products that may block our use of our intellectual property or may be used in third-party products that compete with our products and processes. In the event a competitor or other party successfully challenges our products, processes, patents or licenses or claims that we have infringed upon their intellectual property, we could incur substantial litigation costs defending against such claims, be required to pay royalties, license fees, or other damages or be barred from using the intellectual property at issue, any of which could have a material adverse effect on our business, operating results and financial condition.

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We also rely on trade secrets, proprietary technology, nondisclosure agreements, and other contractual protections, as well as technical measures, to safeguard our technology, applications, designs, and manufacturing knowledge. We actively work to foster ongoing technological innovation, maintaining and protecting our competitive position. We cannot assure you that steps taken by us to protect our intellectual property and other contractual agreements for our business will be adequate, that our competitors will not independently develop or patent substantially equivalent or superior technologies or be able to design around patents that we may receive, or that our intellectual property will not be misappropriated.

Our business will suffer if our network systems or open-source platforms fail or become unavailable.

A reduction in the performance, reliability, and availability of our network infrastructure would harm our ability to distribute our products to our users, as well as our reputation and ability to attract and retain customers. Our systems and operations may be damaged or interrupted by fire, flood, power loss, telecommunications failure, Internet outage, earthquake, or similar events. Our systems may also be vulnerable to viruses, break-ins, sabotage, acts of terrorism, vandalism, hacking, cyber terrorism, and similar forms of misconduct. We may not have adequate business interruption insurance to compensate us for losses that may occur due to a system outage. Any system error or failure that causes an interruption in the availability of our product or an increase in response time could result in a loss of potential customers, which could have a material adverse effect on our business, financial condition, and results of operations. If we experience sustained or repeated interruptions, our products and services may become less attractive to users, which could materially harm our business.

We face significant competition for developers, users, advertisers, and distributors.

Our intellectual property may face significant competition from online search engines, sites offering integrated internet products and services, social media and networking sites, e-commerce sites, companies providing analytics, monetization, and marketing tools for mobile and desktop developers, as well as digital, broadcast, and print media. A number of these competitors are significantly more significant than we are and have access to vastly greater financial resources. Additionally, in several international markets, we face substantial competition from local Internet service providers and other entities that offer search, communication, and other commercial services.

Several of our competitors offer products and services that directly compete with our platform offerings. Furthermore, emerging start-ups may be able to innovate and provide new products and services more quickly than we can. Additionally, competitors may consolidate or collaborate, and new competitors may emerge in the market. Some of our competitors in international markets have a substantial competitive advantage over us because they have dominant market share in their territories, have greater local brand recognition, are focused on a single market, are more familiar with local tastes and preferences, or have greater regulatory and operational flexibility due to the fact that we may be subject to both U.S. and foreign regulatory requirements.

If our competitors are more successful than we are in developing and deploying compelling products or attracting and retaining users, developers, or distributors, our users and growth rates could decline.

Changes in regulations or user concerns regarding privacy and protection of user data, or any failure to comply with such laws, could adversely affect our business.

Federal, state, and international laws and regulations govern the collection, use, retention, disclosure, sharing, and security of data that we receive from and about our users. The use of consumer data by online service providers is a topic of active interest among federal, state, and international regulatory bodies, and the regulatory environment is unsettled. Many states have passed laws requiring notification to users in the event of a security breach involving personal data, such as California’s Information Practices Act. We face similar risks in international markets where our products and services are offered. Any failure, or perceived failure, by us to comply with or make effective modifications to our policies or to comply with any applicable federal, state, or international privacy, data-retention, or data-protection-related laws, regulations, orders or industry self-regulatory principles could result in proceedings or actions against us by governmental entities or others, a loss of user confidence, damage to our business and brand, and a loss of users, which could potentially have an adverse effect on our business.

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In addition, various federal, state, and foreign legislative or regulatory bodies may enact new or additional laws and regulations concerning privacy, data retention, data transfer, and data protection issues, including laws or regulations mandating disclosure to domestic or international law enforcement bodies, which could adversely impact our business, our brand or our reputation with users. For example, some countries are considering or have enacted laws that mandate the maintenance of user data regarding users within their country. In addition, there is currently a data protection regulation applicable to member states of the European Union that includes operational and compliance requirements different from those currently in place, as well as significant penalties for non-compliance.

The interpretation and application of privacy, data protection, data transfer, and data retention laws and regulations are often uncertain and subject to change in the United States and internationally. These laws may be interpreted and applied inconsistently across countries and in contradiction to our current policies and practices, which complicates long-term business planning decisions. If privacy, data protection, data transfer, or data retention laws are interpreted and applied in a manner inconsistent with our current policies and practices, we may be subject to fines or be required to modify our business practices in a way that adversely affects our operating results. Complying with these varying international requirements could result in substantial costs or necessitate changes to our business practices that are adverse to our business and operating results.

We may be subject to legal liability associated with providing online services or content.

We host and provide a wide variety of services and technology products that enable and encourage individuals and businesses to exchange information, upload or otherwise generate photos, videos, text, and other content, advertise products and services, conduct business, and engage in various online activities, both domestically and internationally. The law regarding the liability of online service providers and product suppliers for their users’ activities is currently unsettled both within the United States and internationally. We may be subject to domestic or international actions alleging that certain content we have generated or third-party content that we have made available within our services violates laws in domestic and international jurisdictions.

It is also possible that if any information provided directly by us contains errors or is otherwise provided to users in error, third parties may make claims against us. We may also face consumer class actions or state actions relating to our online services, including our fee-based services. Additionally, our customers, third parties, or government entities may assert claims or take action against us if our online services or technologies are used to spread or facilitate malicious or harmful code or applications.

Investigating and defending these types of claims is expensive, even if the claims are without merit or do not result in liability and could subject us to significant monetary liability or cause a change in business practices that could negatively impact our ability to compete.

Our business relies on uninterrupted and unimpeded access to the Internet for both us and our users. Internet access providers may be able to block, degrade, or charge for access to certain of our products and services, which could lead to additional expenses and the loss of users and advertisers.

Our products and services rely on our users’ ability to access the Internet, and some of our products require substantial bandwidth to function effectively. Currently, this access is provided by companies that have substantial market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers may take, or have stated that they may take, measures that could degrade, disrupt, or increase the cost of user access to certain of our products by restricting or prohibiting the use of their infrastructure to support or facilitate our offerings, or by charging increased fees to us or our users to provide our offerings. Such interference could result in the loss of existing users and increased costs for the advertiser. It could impair our ability to attract new users and advertisers, thereby harming our revenues and growth. The adoption of any laws or regulations that limit access to the Internet by blocking, degrading, or charging access fees to our users or us for certain services could decrease the demand for, or the usage of, our products and services, increase our cost of doing business, and adversely affect our operating results.

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Risks Related to Management and Control Persons

We are dependent on the continued services of our Chief Executive Officer, Chief Financial Officer, and Chief Technical Officer. If we fail to retain them or attract and retain qualified senior executives and key technical personnel, our business will be unable to expand.

We are dependent on the continued availability of Tom Symonds, our Chief Executive Officer; David Chetwood, our Chief Financial Officer; and Steve Morris, our Chief Technical Officer, as well as the availability of new, skilled employees to implement our business plans. The market for qualified employees is highly competitive, particularly in our industry. Although we expect that our planned compensation programs will be intended to attract and retain the employees required for us to be successful, there can be no assurance that we will be able to keep the services of all our key employees or a sufficient number to execute our plans, nor can there be any assurance we will be able to continue to attract new employees as required.

Our personnel may voluntarily terminate their relationship with us at any time, and competition for qualified personnel is intense. The process of locating additional personnel with the combination of skills and attributes required to carry out our strategy could be lengthy, costly, and disruptive.

If we lose the services of key personnel or fail to replace those of key personnel who depart, we could experience a severe negative impact on our financial results and stock price. The loss of the services of any key personnel, marketing or other personnel, or our failure to attract, integrate, motivate, and retain additional key employees could have a material adverse effect on our business, operating and financial results, and stock price.

Risks Related to the Market for Our Stock

We will conduct further offerings of our equity securities in the future, in which case your proportionate interest may become diluted.

We will be required to conduct equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If our common stock is issued in return for additional funds, the price per share could be lower than that paid by our current shareholders. We anticipate continuing to rely on equity sales of our common stock to fund our business operations. If we issue additional shares of common stock or securities convertible into our common stock, your percentage interest in us may become diluted.

We reserve the right to issue additional common stock and preferred stock without obtaining the consent of our stockholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized but unissued shares of our common stock that we may issue for any purpose without obtaining the consent or vote of our stockholders, which would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock and/or the conversion of existing outstanding preferred stock into common stock, the rights, preferences, designations, and limitations of which may be set by the Board of Directors. Our certificate of incorporation has authorized the issuance of up to 3,000,000,000 shares of common stock, par value $0.01 per share, and up to 25,000,000 shares of preferred stock, par value $0.001 per share, at the discretion of our Board.

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The shares of authorized but unissued preferred stock may be issued upon the Board of Directors’ approval; no further stockholder action is required. If issued, the rights, preferences, designations, and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences regarding dividends and distributions upon liquidation.

The market price of our common stock is likely to be highly volatile and may fluctuate significantly in response to various factors, many of which are beyond our control.

In addition to general and volatile risks of the stock markets, our stock price is subject to several factors, including:

●	Technological innovations or new products and services by us or our competitors;
●	Government regulation of our products and services;
●	The establishment of partnerships with other ethical web companies;
●	Intellectual property disputes;
●	Additions or departures of key personnel;
●	Sales of our common stock;
●	Most Favored Nation protection of one of our preferred equity investors, which could limit our ability to raise money at reasonable market prices;
●	Our ability to integrate operations, technology, products, and services;
●	Our ability to execute our business plan;
●	Operating results below or exceeding expectations
●	Whether we achieve profits or not,
●	Loss or addition of any strategic relationship;
●	Industry developments;
●	Economic and other external factors; and
●	Period-to-period fluctuations in our financial results

Our stock price may fluctuate significantly due to any of the above factors. Additionally, the securities markets have, on occasion, experienced significant price and volume fluctuations that are unrelated to a company’s operating performance. These market fluctuations may also have a material and adverse impact on the market price of our common stock.

Due to our being subject to the “Penny Stock” rules, the level of trading activity in our stock may be limited.

The Securities and Exchange Commission has adopted regulations that define “penny stock” as any listed, trading equity security with a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock that is not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks associated with the penny stock market. The broker-dealer must also provide the customer with the current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock, the broker-dealer make an extraordinary written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules, which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not anticipate paying dividends in the near future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the near future. The payment of dividends on our common stock will depend on earnings, financial condition, and other business and economic factors that the board of directors may consider relevant at the time. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

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General Risks

We are a development-stage company with a limited operating history, which makes it challenging for you to evaluate our business and your investment.

Our operations are subject to all of the risks inherent in the establishment of a new business enterprise, including, but not limited to, the absence of any meaningful operating history, lack of fully-developed or commercialized products, insufficient capital, expected substantial and continual losses for the foreseeable future, limited experience in dealing with regulatory issues, lack of manufacturing and marketing expertise, need to rely on third parties for the development and commercialization of our existing and proposed products, a competitive environment characterized by well-established and well-capitalized competitors and reliance on key personnel.

We may not be successful in carrying out our business objectives. The revenue and income potential of our proposed business and operations are unproven, as the lack of operating history makes it difficult to evaluate the prospects of our business. At this time, there is nothing to base an assumption on that our business operations will prove successful or that we will ever be able to operate profitably. Accordingly, we have no history of successful business activities, strategic decision-making by management, or fund-raising ability, and other factors that would enable an investor to assess the likelihood of our business success. There is a substantial risk that we will not successfully implement our business plan, or if initially successful, will not subsequently generate material operating revenues or achieve profitable operations.

We are an “emerging growth company,” and any decision on our part to comply with specific reduced reporting and disclosure requirements applicable to emerging growth companies could make shares of our common stock less attractive to investors.

We are an “emergency growth company,” as defined in Section 2(a) of the Securities Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to have our independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Investors could find our shares less attractive if we choose to rely on these exemptions. If some investors find our shares less appealing due to a decision to reduce future disclosure, there may be a less active trading market for our shares, and our share price may become more volatile.

As long as we remain an “emerging growth company,” our independent registered public accounting firm will not be required to attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. An independent assessment of our internal controls’ effectiveness could identify problems that our management’s assessment might overlook. Undetected material weaknesses in our internal controls could lead to financial statement restatements, requiring us to incur the expense of remediation.

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If we identify material weaknesses in our internal control over financial reporting, if we are unable to comply with the requirements of Section 404 in a timely manner or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when and if required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our securities could be negatively affected. We could become subject to investigations by the stock exchange on which our securities are listed, if any, the SEC or other regulatory authorities, which could require additional financial and management resources.

Additionally, we are a “smaller reporting company” as defined in Item 10(f) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of any fiscal year for so long as either: (i) the market value of our common stock held by non-affiliates does not equal or exceed $250 million as of the prior June 30th, or (ii) our annual revenues did not equal or exceed $100 million during such completed fiscal year. To the extent that we take advantage of such reduced disclosure obligations, it may also make the comparison of our financial statements with those of other public companies difficult or impossible.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (which we refer to as the Sarbanes-Oxley Act), the Dodd-Frank Wall Street Reform and Consumer Protection Act (which we refer to as the Dodd-Frank Act), the rules of the marketplace we are on, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make certain activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, mainly after we are no longer considered a “smaller reporting company.” The Sarbanes-Oxley Act requires, among other things, that we maintain adequate disclosure controls and procedures, as well as internal control over financial reporting. To support and improve our disclosure controls and procedures, as well as internal control over financial reporting, meeting this standard may require significant resources and management oversight. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may need to hire more employees in the future or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changes in laws, regulations, and standards related to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making certain activities more time-consuming. These laws, regulations, and standards are subject to varying interpretations, often due to their lack of specificity, and as a result, their application in practice may evolve as regulatory and governing bodies provide new guidance. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to allocate resources to comply with evolving laws, regulations, and standards. This investment may result in increased general and administrative expenses, as well as a diversion of management’s time and attention from revenue-generating activities to compliance activities. Suppose our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities in their application and implementation. In such cases, regulatory authorities may initiate legal proceedings against us, which could adversely affect our business.

As a smaller reporting company, we are exempt from specific disclosure requirements, which could make our Common Stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	Had a public float of less than $250 million as of the last business day of our most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of our voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

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●	In the case of an initial registration statement under the Securities Act, or the Exchange Act, for shares of our common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	In the case of an issuer whose public float, as calculated under paragraph (1) or (2) of this definition, was zero, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we are not required to include a Compensation Discussion and Analysis section in our proxy statements. We will provide only two years of financial statements and are not required to include a table of selected financial data. We will also have other “scaled” disclosure requirements that are less comprehensive than those of issuers that are not smaller reporting companies, which could make our Common Stock less attractive to potential investors and make it more difficult for our stockholders to sell their shares.

If securities or industry analysts do not publish research or reports about our business or publish adverse reports about our business, our share price and trading volume could decline.

The trading market for our common stock will, to some extent, depend on the research and reports that securities or industry analysts publish about us or our business. We have no control over these analysts. If one or more of the analysts who cover us downgrade our shares or change their opinion of our stock, our share price is likely to decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

Foreign currency exchange rates may adversely affect our financial results.

Sales and purchases in currencies other than the U.S. dollar expose us to fluctuations in foreign currencies relative to the U.S. dollar and may adversely affect our financial results. The increased strength of the United States dollar raises the effective price of our products sold in United States dollars in other countries, which may require us to lower its prices or adversely affect sales to the extent we do not increase local currency prices. The weakening of the United States dollar could adversely affect the cost of products and services we purchase from non-U.S.-denominated locations. Sales and expenses of our non-U.S. businesses are also translated into U.S. dollars for SEC reporting purposes. The strengthening or weakening of the United States dollar could result in unfavorable translation effects. We also face exchange rate risk from our investments in subsidiaries owned and operated in foreign countries.

Current economic and political conditions render tax rules in any jurisdiction susceptible to significant changes.

We are subject to income taxes as well as non-income-based taxes in both the U.S. and various jurisdictions outside the U.S. where we intend to operate. We cannot predict the overall impact that changes or revisions to any such tax laws and regulations, whether in the United States or jurisdictions outside the United States, may have on our business. We may be subject to ongoing tax audits in various jurisdictions, and the tax authorities conducting such audits may disagree with certain taxation positions we have taken and assess additional taxes. Although we intend to regularly assess the likely outcomes of these audits to determine the appropriateness of our tax obligations, there can be no assurance that we will accurately predict the consequences of these audits. The actual outcomes of these audits could have a material adverse effect on our financial condition and business operations.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this Registration Statement on Form 10. Our discussion contains forward-looking statements based on current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events may differ materially from those anticipated in these forward-looking statements due to several factors. See “Cautionary Note Regarding Forward-Looking Statements” at the beginning of this Registration Statement on Form 10.

Organization and Operations

On March 26, 2020, Bubblr Holdings Ltd., a UK company formed on December 6, 2016, merged into U.S. Wireless Online, Inc. (“UWRL”), a Wyoming corporation formed on October 22, 2019, and became a wholly-owned subsidiary of UWRL. On March 30, 2021, the UWRL corporate name was changed to Bubblr, Inc. (“the Company”). As a result of the merger with U.S. Wireless Online, Inc., we ceased being a “shell company” as that term is defined in Rule 405 under the Securities Act of 1933, as amended, and Rule 12b-2 under the Exchange Act.

Bubblr, Inc. is an artificial intelligence (AI) company that holds patent-protected intellectual properties, both granted and pending. It is entering a phase of launching a suite of highly innovative new products and establishing a new executive team. The latest products will offer genuinely value-adding search experiences for both consumers and enterprises, ultimately facilitating a more ethical and equitable digital engagement model.

Going Concern Matters

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), which assumes the Company’s continuation as a going concern. The Company incurred a net comprehensive loss of $1,313,026 during the year ended December 31, 2024, and has an accumulated deficit of $17,012,492 as of December 31, 2024. In addition, current liabilities exceed current assets by $2,000,369 as of December 31, 2024.

Management intends to raise additional operating funds through equity or debt offerings. However, the management’s success is not guaranteed.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations or (2) obtain additional financing through either private placement, public offerings, or bank financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings, or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available or, if available, will be on terms acceptable to the Company. If adequate working capital is unavailable to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, substantial doubt exists about the company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

Results of Operations

Years Ended December 31, 2024, and 2023

Revenues

	Year Ended December 31,
	2024	2023	Change
Sales	$5,349	$2,620	$2,729	104%
Total revenue	$5,349	$2,620	$2,729	104%

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Revenues were $5,349 and $2,620 in 2024 and 2023, respectively. We will not achieve higher revenues unless we can develop, market, support, and deliver our products and service offerings. There can be no assurances that we can achieve significant revenues despite our efforts.

Operating Expenses

Our operations for the year ended December 31, 2024, and 2023 are outlined below:

	Year Ended December 31,
	2024	2023	Change	%
General and administrative	$613,930	$1,859,969	$(1,246,039)	(67)%
Professional Fees	116,959	288,106	(171,147)	(59)%
Sales and marketing	24,486	514,911	(490,425)	(95)%
Amortization and depreciation	472,764	197,322	275,442	140%
Research and development	55,273	61,106	(5,833)	(10)%
Total operating expense	$1,283,412	$2,921,414	$(1,638,002)	(56)%

General and administrative

General and administrative expenses consist primarily of compensation and costs associated with the non-specific costs of running the business. These include, but are not limited to, salaries and wages, office costs, computer software, and telecoms. The decrease in general and administrative expenses was primarily due to reduced compensation costs resulting from terminations in 2024 and fewer stock options issued in the same year.

Professional fees

Professional fees encompass costs related to legal, accounting, and consulting services. The decrease in professional fees was primarily due to lower legal expenses in 2024.

Sales and marketing

Sales and marketing costs encompass expenses for investor relations, advertising, marketing, press releases, and public relations. The cost decrease is attributed to the reduction of investor relations services and marketing expenses in 2024.

Amortization and depreciation

Amortization and depreciation costs are primarily from the amortization of patents and intellectual property. Most of the patents and intellectual property are held in the UK subsidiary, Bubblr Ltd. The increase in costs is primarily due to an adjustment to the amortization of intellectual property.

Research and Development

The costs incurred concerning the research and development of the Company’s platform and products include costs associated with development contractors, staff, and specialist software for product development and deployments.

Other Income (Expenses)

Our other income for the year ended December 31, 2024, and 2023 are outlined below:

	December 31,
	2024	2023	Change
Other income	$14,192	$71,975	$(57,783)	(80)%
Interest income	-	104	(104)	(100)%
Interest expense	(6,242)	(13,476)	7,234	(98)%
Disposal and impairment of fixed assets	(48,133)	-	(48,133)	100%
Gain on change in fair value of warrant derivative liability	6,652	159,363	(152,711)	(96)%
Foreign currency transaction (gain) loss	(141)	50,178	50,319	(100)%
Total other income (expense)	$(33,672	$268,144	$(301,816)	(113)%

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Other Income

Other income consists primarily of R&D tax credits of $0 and $78,497 in 2024 and 2023, respectively.

Interest Income

The Company earns interest income from its cash reserves.

Interest Expense

Interest expense consists primarily of interest the Company must pay on its borrowings and vehicle financing.

The decrease in interest expense during the year ended December 31, 2024, compared to 2023, was due to the sale of the vehicle in February 2024.

Gain on change in fair value of warrant derivative liability.

The Company analyzed the warrants issued in connection with the Series C Convertible Preferred Stock for derivative accounting consideration under ASC 815, Derivatives and Hedging. ASC 815 requires us to assess the fair market value of derivative liabilities at the end of each reporting period and recognize any change in the fair market value as an other income or expense item.

The market price of the common stock decreased from the initial award of warrants as of the period ending March 31, 2022. If the warrants were exercised on December 31, 2024, at their respective exercise price determined at issue, the Company would realize a gain due to the difference between the cash received on conversion and the issue cost to the Company of $0.033 per share, the fair value market price of the common stock on December 31, 2024.

Net Loss

We finished the year ended December 31, 2024, with a net loss of $1,313,026 as compared to a loss of $2,650,650 during the year ended December 31, 2023.

Liquidity and Capital Resources

Working Capital

The following table provides selected financial data about our company as of December 31, 2024, and 2023.

	December 31,
	2024	2023	Change
Current Assets	$44,907	$95,171	$(50,264)	(53)%
Current Liabilities	2,045,276	$1,487,471	$557,805	38%
Working Capital Deficit	$(2,000,369)	$(1,392,300)	$(608,069)	44%

Current Assets

Current assets consist of cash and other receivables.

The decrease in current assets was primarily due to a reduction in other receivables.

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Current Liabilities

Current Liabilities consist of accounts payable and accrued liabilities.

The increase in current liabilities was primarily due to a decrease of $52,590 in accounts payable and an increase of $121,000 in accrued director fees, $566,358 in accrued wages and salaries, $86,688 in dividends payable, and a reduction of $158,247 in related-party loans.

Working Capital Deficit

The working capital deficit increased by $608,069.

Liquidity

Over the last two years and up to the date of this Report, we have faced an increasingly challenging liquidity situation that has limited our ability to execute our operating plan. We will need to obtain capital to continue operations. There is no assurance that we can secure such funding on acceptable terms.

As minimal revenues are generated from our current operations, we will require additional debt or capital to continue operating and expanding our business. Sources of additional financing or arrangements with third parties may include equity or debt financing, bank loans, related-party loans, or revolving credit facilities. We may not be able to secure financing successfully or obtain the required capital through alternative means. Unless we can attract additional investment, our ability to operate as a going concern is in doubt.

We voluntarily file annual, quarterly, and current reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules subsequently implemented by the SEC and the Public Company Accounting Oversight Board (“PCAOB”) have imposed various requirements on public companies, including requiring changes in corporate governance practices. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities of our more time-consuming and costly. To meet the requirements of the Exchange Act, we will need to invest capital.

If we are unable to obtain sufficient additional capital, we may be forced to cease filing our SEC reports and ultimately cease operations entirely. Suppose we receive additional funds by selling any of our equity securities or by issuing common stock to pay current or future obligations. In that case, the percentage ownership of our stockholders will be reduced, and stockholders may experience additional dilution. Alternatively, the equity securities may have rights, preferences, or privileges senior to those of the common stock.

Cash Flow

	Year ended 31 December,
	2024	2023	Change
Cash used in Operating Activities	$(192,775)	$(255,547)	$67,772
Cash used in Investing Activities	$(243,472)	$(248,371)	$4,899
Cash provided by Financing Activities	$422,785	$519,246	$(96,461)

Cash on Hand	$41,184	$7,668	$33,516

Operating Activities

The decrease in cash used in operating activities was primarily due to reducing operating expenses in 2024.

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Investing Activities

Net cash used in investing activities is for the development of intellectual property.

Financing Activities

The increase in net cash provided by financing activities was primarily due to the repayment of related-party loans by converting debt into shares in 2023.

Cash on Hand

The increase in net cash used in operating activities was primarily due to the receipt of loan funding from a related party in late December.

Critical Accounting Policies and Significant Judgments and Estimates

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accepted accounting principles in the United States (“GAAP”). Preparing these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements, which are included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance as they relate to the more significant areas involving management’s judgments and estimates.

We believe our most critical accounting policies and estimates relate to the following:

●	Foreign Currency Translations
●	Intangible Assets
●	Long-lived Assets
●	Income Taxes

Basis of presentation

Management acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining an effective system of internal accounting controls, and preventing and detecting fraud. Our system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of our company for the respective periods being presented.

Accounting Basis

The basis is US GAAP. We use an accrual basis of accounting and have a year-end on December 31st.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, as well as the disclosure of contingent assets and liabilities, at the date of the financial statements. Additionally, management must estimate the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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Revenue Recognition

On January 1, 2018, we adopted Accounting Standards Update No. 2014-09 (Revenue from Contracts with Customers) (Topic 606), which supersedes the revenue recognition requirements in the Accounting Standards Codification (ASC) 606, Revenue from Contracts with Customers. Results for reporting periods beginning after January 1, 2018, are presented under Topic 606. The adoption of the new revenue standard had no material impact on our financial statements, and therefore, no adjustment was made to the beginning retained earnings as of January 1, 2018.

Topic Under 606, revenue is recognized when control of the promised goods or services is transferred to our Users, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

We determine revenue recognition through the following steps:

●	identification of the contract, or contracts, with a customer;
●	identification of the performance obligations in the contract;
●	determination of the transaction price;
●	allocation of the transaction price to the performance obligations in the contract; and
●	recognition of revenue when, or as, we satisfy a performance obligation.

We recognize revenues based on monthly fees for services provided to Users. Some Users prepay for annual services, and we defer such amounts and amortize them into revenues as the service is provided.

The adoption of Topic 606 has no impact on our financials as we have not generated any revenues.

Stock-based Compensation

ASC 718, Compensation – Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions included recurring liabilities, as well as the issuance or offering of shares, options, and other equity instruments, such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expenses in the financial statements based on their fair values. That expense is recognized in the period in which the grant is received.

We account for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, Equity–Based Payments to Non-Employees. Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably: (a) the goods or services received or (b) the equity instruments issued. The fair value of the share-based payment transaction is determined at the earlier of the performance commitment date or performance completion date.

Property and Equipment

Expenditures for significant equipment are capitalized when such costs are determined to extend the useful life of the asset or are part of the cost of acquiring the asset. Maintenance and repair costs are charged to expense as incurred. Gains and losses on sales of property used in operations are classified within operating expenses.

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For financial reporting purposes, we record depreciation and amortization of property and equipment on a straight-line basis over the asset’s service life or related lease term, if shorter. For income tax purposes, depreciation is computed using accelerated methods when applicable.

Related Parties

We follow subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20, the related parties include a. affiliates of the Company; b. entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. The principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its separate interests; and g. other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its separate interests.

The financial statements shall include disclosures of material related-party transactions, other than compensation arrangements, expense allowances, and similar items, that are not in the ordinary course of business. However, the disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.”

Fair Value of Financial Instruments

We follow paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures regarding the fair value of its financial instruments, as well as paragraph 820-10-35-37 of the FASB Accounting Standards Codification, to measure the fair value of its financial instruments.

The carrying amounts of our financial assets and liabilities, such as cash and accrued expenses, approximate their fair values due to the short maturity of these instruments.

Fair Value Measurements

We adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value, and expands the disclosure of fair value measurements.

The estimated fair value of specific financial instruments, including cash and cash equivalents, is carried at a historical cost basis, which approximates their fair values due to the short-term nature of these instruments.

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ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 describes three levels of inputs that may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities

Level 2 — quoted prices for similar assets and liabilities in active markets or inputs that are observable

Level 3 — inputs that are unobservable (for example, cash flow modeling inputs based on assumptions).”

We have no assets or liabilities valued at fair value on a recurring basis.

Derivative Financial Instruments

We account for freestanding contracts that are settled in a company’s stock, including common stock warrants, as either an equity instrument or a liability. A contract so designated is carried at fair value on a company’s balance sheet, with any changes in fair value recorded as a gain or loss in a company’s results of operations.

We record all derivatives on the balance sheet at fair value, adjusting it at the end of each reporting period to reflect any material changes in fair value. Any such changes are classified as changes in derivative valuation in the statement of operations. The calculation of the fair value of derivatives relies on highly subjective and theoretical assumptions that can materially affect fair values from one period to the next. The recognition of these derivative amounts has no impact on cash flows.

At the date of conversion of any convertible debt, the pro rata fair value of the related embedded derivative liability is transferred to additional paid-in capital.

Basic and Diluted Income (Loss) Per Share

We compute income (loss) per share in accordance with FASB ASC 260. Basic earnings (loss) per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted earnings (loss) per share is computed using the weighted-average number of common shares and the dilutive effect of contingent shares outstanding during the period. Potentially dilutive contingent shares, which primarily consist of convertible notes, stock issuable to the exercise of stock options, and warrants, have been excluded from the diluted loss per share calculation because their effect is anti-dilutive. As of December 31, 2023, and December 31, 2022, we had no dilutive instrument because the outstanding convertible preferred stock would cause an anti-dilutive effect.

Income Taxes

We account for income taxes in accordance with the provisions of ASC Topic 740, Income Taxes (ASC 740), which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Cash Flows Reporting

We adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. We report the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.”

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Recently Issued Accounting Pronouncements

Recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission are not believed by management to have a material impact on our present or future financial statements.

ITEM 3. PROPERTIES.

None.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDERS MATTERS

The following table sets forth, as of May 9, 2025, certain information as to shares of our voting stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding voting stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of voting stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, and for security purposes, each entity or person listed below maintains an address of 30 N Gould St., Suite R, Sheridan, WY 82801.

The number of shares beneficially owned by each stockholder is determined in accordance with rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which the individual or entity has sole or shared voting or investment power, as well as any shares for which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant, or other right. The inclusion of those shares in the following table, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Common Stock
Name of Beneficial Owner	Number of Shares Owned (1)		Percent of Class (2)
Tom Symonds	971,734		0.59%
Stephen Morris	114,165		0.07%
David Chetwood	4,035,000	(3)	2.43%
All Directors and Executive Officers as a Group (3 persons)	9,111,178		5.50%

	Common Stock
5% Holders	Number of Shares Owned (1)	Percent of Class (2)
Joachim Swensson	9,711,873	5.86%

(1)	Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of voting stock listed as owned by that person or entity.

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(2)	Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares for which a shareholder has sole or shared voting power or investment power, as well as any shares that the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. The percent of class is based on 165,860,597 voting shares as of May 9, 2025.

(3)	These shares are held of record by The Chetwood Revocable Living Trust, of which David Chetwood has sole voting and dispositive power and control.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

The following information provides the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
Tom Symonds	60	Chief Executive Officer and Director
Stephen Morris	71	Chief Technical Officer, Chairman of the Board, and Director
David Chetwood	64	Chief Financial Officer and Director

Below is a brief description of the background and business experience of each of our current executive officers and directors.

Tom Symonds

Mr. Symonds joined Bubblr on January 15, 2025. He has been working at the cutting edge of technology for 25 years. He has extensive leadership experience, developed through managing large digital teams in the corporate sector, as well as hands-on CEO leadership of two early-stage innovators.

Immediately prior to joining Bubblr, Mr. Symonds founded and led Immerse.io, which became one of the recognized global leaders in immersive technology for the enterprise. His understanding of how to apply innovative technology to generate revenue from enterprises will be invaluable to EW. Prior to that, he was the CEO of Kublax, one of the pioneers of UK Fintech, just as that sector was taking off and seeking to disrupt the online retail banking space.

His digital career began at Sky, where he led the internet business, transforming its web presence into a significant revenue generator and a robust sales and marketing tool.

Aside from that provided above, Mr. Symonds does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Stephen Morris

Prior to founding Bubblr in 2015 and working on it full-time, Mr. Morris also worked as an agile coach and scrum master consultant at various companies. From July 2017 to June 2018, he worked at the Royal London Group in Edinburgh, Scotland. From 2016 to February 2017, he worked for Accenture in Newcastle Upon Tyne, England. From January 2016 to October 2016, he worked at Sky Broadcasting in Livingstone, Scotland.

Aside from that provided above, Mr. Morris does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

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On January 25, 2023, Mr. Stephen Morris was appointed to the Board of Directors and Chief Platform Officer.

On February 2, 2023, Mr. Stephen Morris was appointed as Chief Executive Officer.

On February 12, 2023, Mr. Stephen Morris was appointed as Chair of our Board of Directors.

On April 1, 2023, Mr. Stephen Morris was appointed as Chief Technical Officer.

Mr. Morris is qualified to serve on our Board of Directors due to his experience and expertise as the creator of the Bubblr concept and Ethos and as the founder of Bubblr Ltd, a wholly owned subsidiary of Bubblr Inc., established in 2014.

David Chetwood

Mr. Chetwood joined Bubblr on February 10, 2023. Mr. Chetwood retired in 2016. From 2004 to 2016, he was CFO and Secretary for Westmont Industries Group in California. From 1999 to 2004, he served as Executive Vice President of Finance at Compass Aerospace. From 1977 to 1999, he worked at several divisions of GKN Aerospace, culminating in his final role as CFO of GKN Aerospace North America.

Aside from that provided above, Mr. Chetwood does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our directors are appointed for a one-year term, holding office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our board of directors appoints our officers and holds office until removed by the board, subject to their respective employment agreements.

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

No family relationships exist between or among the directors, executive officers, or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors, or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1.	Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against a receiver, fiscal agent, or similar officer was appointed by a court for the business or property of such person or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2.	Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

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3.	Being subject to any order, judgment, or decree not subsequently reversed, suspended, or vacated of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

a.	Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

b.	Engaging in any type of business practice; or

c.	Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4.	Being subject to any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any Federal or State authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5.	Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6.	Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated;

7.	Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding not subsequently reversed, suspended, or vacated relating to an alleged violation of:

a.	Any Federal or State securities or commodities law or regulation; or

b.	Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

c.	Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity or

8.	Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

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ITEM 6. EXECUTIVE COMPENSATION.

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2024, and 2023.

Name and principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)(2)	Total ($)
Stephen Morris (1)	2023	-	-	-	628,320	-	628,320
CTO and Director	2024	-	-	-	-	-	-
Manfred Ebensberger	2023	-	-	-	186,000	-	15,000
Former CEO and Director	2024	-	-	-	-	-	-
Timothy Burks	2023	-	-	-	649,440	-	649,440
Former CEO and Director	2024	-	-	-	-	-	-
David Chetwood	2023	-	-	-	546,000	-	546,000
CFO and Director	2024	-	-	-	90,000	-	90,000

(1)	On January 25, 2023, Mr. Morris was appointed to the Board of Directors. On February 2, 2023, Mr. Morris was appointed Chief Executive Officer. On February 10, 2023, Mr. Morris was appointed Chairperson of the Board of Directors. On April 1, 2023, Mr. Morris resigned as Chief Executive Officer and was appointed Chief Technical Officer.

Management Compensation

On February 10, 2023, the Company entered into an employment agreement with David Chetwood, our Chief Financial Officer. Mr. Chetwood is to receive annual cash compensation of $180,000. This compensation will be increased to $360,000 annually if $5,000,000 in debt or equity funding has been received. After 90 days of service, Mr. Chetwood is entitled to receive 102,540 shares of common stock and will be eligible to participate in our 2022 Incentive Plan.

On April 1, 2023, the Company entered into an employment agreement with Timothy Burks, our Chief Executive Officer. The Company will compensate Mr. Burks $600,000 per annum with payments reduced by 60% to $240,000 per annum until the Company has secured $5,000,000 in debt or equity financing. The Company also agreed to grant Mr. Burks an option to purchase 4,800,000 shares of common stock at $0.1353 per share ($649,440), with 40% vesting after 90 days of service and 60% vesting monthly over the following two years, under the 2022 Incentive Plan.

On April 1, 2023, the Company entered into an Amended Employment Agreement with David Chetwood, our Chief Financial Officer. The Company will compensate Mr. Chetwood $450,000 per annum with payments reduced by 60% to $180,000 per annum until the Company has secured $5,000,000 in debt or equity financing. The Company also agreed to grant Mr. Chetwood an option to purchase 3,360,000 shares of common stock at $0.1625 per share ($546,000), with 40% vesting after 90 days of service and 60% vesting monthly over the following two years, under the 2022 Incentive Plan.

On April 1, 2023, the Company entered into an Amended Employment Agreement with Stephen Morris, our Chief Technical Officer. The Company will compensate Mr. Morris $450,000 per annum with payments reduced by 60% to $180,000 per annum until the Company has secured $5,000,000 in debt or equity financing. The Company also agreed to grant Mr. Morris an option to purchase 3,360,000 shares of common stock at $0.187 per share ($628,320), with 100% vesting, under the 2022 Incentive Plan.

On December 31, 2023, the Company entered into an Amended Employment Agreement with Timothy Burks, Chief Executive Officer. Mr. Burks agreed to reduce his base pay from $600,000 to $240,000 per annum and forfeit $270,000 of deferred compensation.

On December 31, 2023, the Company entered into an Amended Employment Agreement with David Chetwood, Chief Financial Officer. Mr. Chetwood agreed to reduce his base pay from $450,000 to $180,000 per annum and forfeit $236,200 of deferred compensation.

On December 31, 2023, the Company entered into a Second Amended Employment Agreement with Stephen Morris, our Founder, Chief Technology Officer, and Chair. Mr. Morris agreed to reduce his base pay from $450,000 to $90,000 per annum and forfeit $270,000 of deferred compensation.

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On October 17, 2024, the Company entered into a Third Amended Employment Agreement with David Chetwood, reducing his annual base pay from $180,000 to $90,000.

Committees of the Board

Our company currently does not have nominating, compensation, or audit committees, nor does it have a written charter for any of these committees. Historically, our directors believed that it was not necessary to have such committees because the board of directors could adequately perform the functions of these committees.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to, among other persons, our principal executive officers, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Business Conduct is available on our website at www.bubblr.com. Our Nominating and Governance Committee is responsible for overseeing the Code of Conduct, and our board of directors must approve any waivers of the Code of Conduct. Additionally, we plan to post on our website all disclosures required by law regarding any amendments to or waivers of provisions in the Code of Conduct.

Equity Incentive Plan

On May 25, 2022, our board of directors and majority shareholders approved the adoption of the Bubblr, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) and, unless terminated earlier, will continue until May 25, 2032. A total of 28,400,000 shares of common stock may be issued under the 2022 Equity Incentive Plan through the grant of non-qualified options (the “Non-qualified Options”), incentive options (the “Incentive Options” and together with the Non-qualified Options, the “Options”) and restricted stock (the “Restricted Stock”) restricted stock units, stock appreciation rights (“SARs”) and other equity-based awards to directors, officers, consultants, attorneys, advisors and employees. The purpose of the 2022 Equity Incentive Plan is to foster and promote our long-term financial success and increase stockholder value by motivating performance through incentive compensation. The 2022 Equity Incentive Plan is designed to encourage participants to acquire and maintain ownership interests in our company and to attract and retain the services of talented individuals whose judgment and special efforts are crucial to the successful operation of our business.

During the year ended December 31, 2023, the Company issued a total of 14,400,000 stock options under the 2022 Equity Incentive Plan to Company executives and employees in accordance with their employment agreements.

The shares were valued at $1,715,878, based on the common stock’s market price on the respective dates of the agreements, which ranged from $0.1870 to $0.03 per share. The options typically vest at 40% after 90 days of service and 60% monthly over two years of service.

During the year ended December 31, 2024, the Company issued a total of 10,200,000 stock options under the 2022 Equity Incentive Plan to Company executives in accordance with their respective agreements. A total of 7,220,000 stock options were forfeited, canceled, or expired. There were 17,380,000 stock options issued, and 15,649,000 of these options were exercisable as of December 31, 2024.

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Compensation of Directors

All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and Committee meetings.

Pension, Retirement, or Similar Benefit Plans

We do not have any arrangements or plans in place to provide pensions, retirement, or similar benefits to our directors or executive officers. We have no material bonus or profit-sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Health Insurance costs were accrued in 2023 and 2024 for Timothy Burks and David Chetwood.

Indebtedness of Directors, Senior Officers, Executive Officers, and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS AND DIRECTOR INDEPENDENCE

Other than described below or the transactions described under the heading “Executive Compensation,” there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

We have two loans from Stephen Morris, our Founder, totaling $1,097,039.

The first loan of $553,777 on December 31, 2024 (December 31, 2023: $125,910).

The second loan of $543,262 was made on December 31, 2024 (as of December 31, 2023, the amount was $552,639).

On December 27, 2023, Stephen Morris converted $821,431.87 in principal amount of promissory notes payable and due to him from the Company into 2,489,186 shares of Common Stock at a conversion price of $0.33 per share.

Director Independence

The Board of Directors is currently composed of three members.

ITEM 8. LEGAL PROCEDINGS

We may, from time to time, be involved in various claims and legal proceedings of a nature we believe are usual and incidental to our business. These matters may include product liability, intellectual property, employment disputes, personal injury claims caused by our employees, and other general claims. We are not presently a party to any legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

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ITEM 9. MARKET PRICE OF, AND DIVIDENDS ON, THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

The Company’s common stock is quoted on the OTCQB under the symbol “BBLR.” OTC Markets Group, Inc., an electronic inter-dealer quotation medium for equity securities, operates the OTCQB. The market for the Company’s common stock is limited, volatile, and sporadic. The price of the Company’s Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, news announcements, trading volume, sales of Common Stock by officers, directors, and principal shareholders of the Company, general market trends, changes in the supply and demand for the Company’s shares, and other factors. The following table presents the high and low sales prices for each quarter of the Company’s Common Stock over the last two fiscal years. These quotations reflect inter-dealer prices, excluding retail markup, markdown, and commissions, and may not accurately reflect actual transactions.

Fiscal 2025	High	Low
First Quarter (1)	$0.0380	$0.0060

Fiscal 2024	High	Low
First Quarter (1)	$0.1000	$0.0251
Second Quarter (1)	$0.0395	$0.0170
Third Quarter (1)	$0.1000	$0.0173
Fourth Quarter (1)	$0.0600	$0.0220

Fiscal 2023	High	Low
First Quarter (1)	$0.4000	$0.1201
Second Quarter (1)	$0.1980	$0.0951
Third Quarter (1)	$0.1500	$0.0330
Fourth Quarter (1)	$0.1130	$0.0300

(1)	This represents the closing bid information for the stock on the OTCQB. The bid and ask quotations represent prices between dealers and do not include retail markup, markdown, or commission. They do not represent actual transactions and have not been adjusted for stock dividends or splits.

The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a “penny stock,” for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that a broker or dealer approve a person’s account for transactions in penny stocks and (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person’s account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience and objectives of the person and (ii) make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlight form, (i) sets forth the basis on which the broker or dealer made the suitability determination and (ii) that the broker or dealer received a signed, written agreement from the investor prior to the transaction. The disclosure also must be made about the risks of investing in penny stocks in both public offerings and in secondary trading, and about commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements must be sent, disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Shareholders should be aware that, according to SEC Release No. 34-29093, dated April 17, 1991, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. The occurrence of these patterns or practices could increase the volatility of our share price.

36

Our management is aware of the abuses that have occurred historically in the penny stock market.

Holders

As of May 9, 2025, we had 165,860,597 shares of our common stock outstanding, and approximately 833 stockholders were of record for our common stock. As of the same date, 823 shares of Series C Preferred Stock were outstanding and held by two shareholders.

Common Stock

Our authorized common stock consists of 3,000,000,000 shares of common stock, each with a par value of $0.01. As of May 9, 2025, 165,860,597 shares of our common stock were issued and outstanding.

Preferred Stock

Our authorized preferred stock consists of 25,000,000 shares of preferred stock, each with a par value of $0.001. As of May 9, 2025, 823 shares of our Series C Convertible Preferred Stock were issued and outstanding.

Series C Convertible Preferred Stock

On March 4, 2022, the Company filed a Certificate of Designation with the Wyoming Secretary of State, which established 2,000 shares of the Company’s Series C Convertible Preferred Stock, having the designations, rights, and preferences as set forth therein.

Below is a summary description of the material rights, designations, and preferences of the Series C Convertible Preferred Stock (all capitalized terms not otherwise defined herein shall have the definitions assigned to them as per the Certificate of Designation).

The Company has the right to redeem the Series C Convertible Preferred Stock in accordance with the following schedule:

●	If all of the Series C Convertible Preferred Stocks are redeemed within ninety (90) calendar days from the issuance date thereof, the Company shall have the right to redeem the Series C Convertible Preferred Stock upon three (3) business days of written notice at a price equal to one hundred and fifteen percent (115%) of the Stated Value together with any accrued but unpaid dividends.

●	If all of the Series C Convertible Preferred Stocks are redeemed after ninety (90) calendar days from the issuance date thereof, the Company shall have the right to redeem the Series C Convertible Preferred Stock upon three (3) business days of written notice at a price equal to one hundred and twenty percent (120%) of the Stated Value together with any accrued but unpaid dividends; and

The Stated Value of the Series C Convertible Preferred Stock is $1,200 per share.

When allowed by Wyoming law, the Company shall pay a dividend of eight percent (8%) per annum on the Series C Convertible Preferred Stock. Dividends shall be paid quarterly and at the Company’s discretion, in cash or Series C Convertible Preferred Stock. The dividend shall be deemed to accrue from the date of issuance of the Series C Convertible Preferred Stock, whether earned or declared, and regardless of whether there are profits, surplus, or other funds of the Company legally available for dividend payment.

The Series C Convertible Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations (as set forth in the Certificate of Designation).

37

Each share of the Series C Convertible Preferred Stock is convertible, at any time and from time to time from and after the issuance at the option of the Holder thereof, into that number of shares of Common Stock (subject to Beneficial Ownership Limitations) determined by dividing the Stated Value of such shares by the Conversion Price (as set forth in the Certificate of Designation).

There are also Purchase Rights and Most Favored Nation Provisions in favor of the holders of our Series C Preferred Stock.

As of March 31, 2025, there were 823 outstanding shares of Series C Convertible Preferred Stock outstanding.

Warrants

In 2022, the Company issued warrants to purchase 75% of the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock. The total number of warrants is 2,538,101. The Company has agreed to register shares of common stock in connection with the conversion of the Series C Convertible Preferred Stock and the exercise of the Warrant Shares. There was no warrant activity in 2023 or 2024.

As of December 31, 2024, the remaining life of the outstanding and exercisable warrants is 2.5 years. The intrinsic value of the warrants is $0, as the price of the Company’s stock was below the warrant exercise price.

Dividends

The Company has not declared any cash dividends on its Common Stock since its inception and does not anticipate paying any cash dividends in the near future. The payment of cash dividends is within the discretion of the Board of Directors and will depend on the Company’s earnings, capital requirements, financial condition, and other relevant factors.

Notwithstanding the foregoing, so long as any Series C Convertible Preferred Stock shall remain outstanding, the Company shall not pay or declare any dividend unless each holder of Series C Convertible Preferred Stock shall be entitled to receive dividends on shares of Preferred Stock equal to (on an as-if-converted-to- Common-Stock basis) and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock.

The Company is required to pay a dividend of 8% per annum on the Series C Convertible Preferred Stock, provided such payments are permitted by Wyoming law. Dividends shall be paid quarterly and at the Company’s discretion, in cash or Series C Convertible Preferred Stock. The dividend shall be deemed to accrue from the date of issuance of the Series C Convertible Preferred Stock, whether earned or declared, and regardless of whether there are profits, surplus, or other funds of the Company legally available for dividend payment.

Equity Compensation Plans

On May 25, 2022, our Board of Directors and majority shareholders approved the adoption of the Bubblr, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”), which will remain in effect unless terminated earlier, until May 25, 2032. A total of 28,400,000 shares of common stock may be issued under the 2022 Equity Incentive Plan.

The 2022 Equity Incentive Plan aims to foster and promote our long-term financial success and increase stockholder value by motivating performance through incentive compensation. The 2022 Equity Incentive Plan is designed to encourage participants to acquire and maintain ownership interests in our company and to attract and retain the services of talented individuals whose judgment and special efforts are crucial to the successful conduct of our business.

The Company may grant restricted stock units or stock options that allow for the purchase of our common stock. Our Board of Directors determines the terms of the stock option grants, which are consistent with our 2022 Equity Incentive Plan. The terms for stock options are ten years.

38

If the participant is terminated, they will forfeit any non-vested Stock Units awarded to date. After termination, the participant has ninety days to exercise stock options before they expire.

During the year ended December 31, 2023, the Company granted options to purchase its Common Stock to certain employees and non-employees as consideration for services rendered. Two participants with long-term service received stock options that vested 100% on the Grant Date. Three participants received stock options under our general policy, vesting 40% on the Grant Date, which is 90 days after the commencement of service, and the remaining options vest monthly over two years.

During the year ended December 31, 2024, the Company granted options to purchase its Common Stock to certain employees and non-employees as consideration for services rendered. Two participants received stock options that vested 100% on the Grant Date. One participant received stock options under our general policy, vesting 40% on the Grant Date, and the remaining options vest monthly over a two-year period.

17,380,000 options are outstanding, 15,649,000 exercisable, with a weighted-average exercise price of $0.937 on December 31, 2024.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES

We have issued and sold 33,295,371 securities that were not registered under the Securities Act of 1933, as amended:

Year ended December 31, 2021

●	561,220 shares for Advisory Board services valued at $1,463,355.
●	57,000 shares for Investor Relations services valued at $131,610.
●	2,651 shares for the conversion of B preferred shares, in satisfaction of related-party debt of $6,000.
●	7,000,000 shares for the conversion of debt valued at $70,000.

Year ended December 31, 2022

●	147,960 shares for Executive Board Chair services valued at $75,460.
●	7,874,108 shares for Investor Relations and Consulting services valued at $2,044,061.
●	140,000 shares for Debt conversion of Investor Relations fee valued at $28,000.
●	793,039 shares as commitment shares under the Equity Financing Agreement valued at $379,814.
●	345,220 shares as compensation for a loan waiver under the Series C Preferred Stock share purchase agreement, valued at $71,703.
●	4,706,096 shares for the conversion of convertible notes issued in 2021, valued at $2,353,048.
●	116,799 shares of Series C Preferred Stock, with dividends due as of September 30, 2022, valued at $22,133.

Year ended December 31, 2023

●	1,455,784 shares for Investor Relations valued at $285,338
●	625,000 shares for Consulting Services valued at $100,000
●	500,000 shares for Professional Services valued at $65,000
●	311,159 shares of Series C Preference Shares, dividends valued at $43,805.
●	2,489,186 shares for Loan Resolution Agreement valued at $821,431

Year ended December 31, 2024

●	200,000 shares for Advisory Board services valued at $10,000.

Three-month period ended March 31, 2025

●	5,970,150 shares for Advisory Board services valued at $96,000.

39

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Regulation S, Section 4. (a) (2) of the Securities Act or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment purposes only, and not with a view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the securities issued in these transactions. Each recipient of securities in these transactions was an accredited or sophisticated person and had adequate access, through employment, business, or other relationships, to information about us.

ITEM 11. DESCRIPTION OR REGISTRANT’S SECURITIES TO BE REGISTERED.

We are registering as a class our common stock, par value of $0.01, under Section 12(g) of the Securities Exchange Act of 1934. Each share of common stock has one vote on all matters properly brought before a meeting of shareholders for voting and shall have no dividend rights, no right of redemption and shall share ratably in the liquidation of assets of the corporation in the event of a dissolution and/or winding up, subject to the superior rights of our outstanding shares of preferred stock, if any, and payment of creditors in full.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification

Our Articles of Incorporation contain provisions that eliminate the liability of our directors for monetary damages to our Company and shareholders. Our bylaws also require us to indemnify our officers and directors. We may also have contractual indemnification obligations under our agreements with our directors, officers, and employees. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors, officers, and employees that we may be unable to recoup. These provisions and resulting costs may also discourage our company from bringing a lawsuit against directors, officers, and employees for breaches of their fiduciary duties. They may similarly discourage the filing of derivative litigation by our shareholders against our directors, officers, and employees even though such actions, if successful, might otherwise benefit our Company and shareholders.

SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Company, we have been advised by our special securities counsel that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

See the Index to Financial Statements and Financial Statement Schedules appearing on pages F-1 to F-22 of this Registration Statement on Form 10.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

On March 17, 2023, we dismissed Pinnacle Accountancy Group of Utah, a DBA of the PCAOB-registered firm Heaton & Company, PLLC (“Former Accountant”), as our independent registered public accounting firm, and we engaged BF Borgers CPA PC (the “New Accountant”) as our independent registered public accounting firm. Our Board approved the engagement of the New Accountant of Directors.

We filed a Form 8-K with the Securities and Exchange Commission (“SEC”) on March 17, 2023, regarding the change in our independent accounting firm.

On May 7, 2024, we received a letter from the SEC advising us that our auditor, BF Borgers CPA PC (“Former Accountant”), had been suspended from appearing or practicing before the Commission as an accountant pursuant to Rule 102(e) of the Commission’s Rules of Practice. So, on May 8, 2024, we terminated our engagement with the Former Accountant, who is no longer our auditor.

We filed a Form 8-K with the SEC on March 17, 2023, regarding the termination of our Former Accountant.

On May 28, 2024, we engaged BCRG Group (the “New Accountant”) as our independent registered public accounting firm. Our Board approved the engagement of the New Accountant.

We filed a Form 8-K on May 30, 2024, with the SEC regarding the appointment of our New Accountant.

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ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) 1. Financial Statements

41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the board of directors of Bubblr, Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Bubblr, Inc. as of December 31, 2024 and 2023, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

●	Going Concern – As discussed in Note 1 to the consolidated financial statements, the Company has a going concern due to negative working capital and losses from operations which raises substantial doubt about its ability to continue as a going concern. Auditing management’s evaluation of a going concern can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses, which are difficult to substantiate. To evaluate the appropriateness of the going concern, we examined and evaluated the financial information along with management’s plans to mitigate the going concern and management’s disclosure on going concern.

/s/ BCRG Group (PCAOB ID 7158)

We have served as the Company’s auditor since 2024.

Irvine, CA

March 31, 2025

F-1

FINANCIAL STATEMENTS

BUBBLR INC.

Consolidated Balance Sheets

December 31, 2024 and 2023

	December 31,
	2024	2023
ASSETS
Current Assets:
Cash	$41,184	$7,668
Other receivables	3,723	87,503
Total current assets	44,907	95,171

Non-current Assets:
Property and equipment, net	—	31,302
Intangible assets, net	1,181,944	1,456,628
Total non-current assets	1,181,944	1,487,930
TOTAL ASSETS	$1,226,851	$1,583,101

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$321,274	$373,606
Accrued liabilities	1,724,002	943,007
Loan payable, current portion	—	12,611
Loan payable - related party	—	158,247
Total current liabilities	2,045,276	1,487,471

Non-current Liabilities:
Loan payable – related party, non-current portion	1,105,095	552,639
Warrant derivative liability	32,464	39,116
Total non-current liabilities	1,137,559	591,755

Total Liabilities	3,182,835	2,079,226

Stockholders’ Equity (Deficit)
Series C Convertible Preferred Stock, $0.001 par value, 2,000 authorized, 903 and 903 shares issued and outstanding	1	1
Common stock, $0.01 par value, 3,000,000,000 shares authorized; 159,890,447 and 159,690,447 shares issued and outstanding	1,598,904	1,596,904
Additional paid-in capital	13,090,218	13,168,915
Accumulated deficit	(17,012,492)	(15,612,775)
Accumulated other comprehensive income	367,385	350,830
Total Stockholders’ Equity (Deficit)	(1,955,984)	(496,125
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,226,851	$1,583,101

The accompanying notes are an integral part of these consolidated financial statements.

F-2

BUBBLR INC.

Consolidated Statements of Operations and Comprehensive Loss

For the years ended December 31, 2024 and 2023

	December 31,
	2024	2023

Revenue	$5,349	$2,620

Cost of sales	1,291	—

Gross Profit	4,058	2,620

Operating Expenses
General and administrative	613,930	1,859,969
Professional fees	116,959	288,106
Sales and marketing	24,486	514,911
Amortization and depreciation	472,764	197,322
Research and development	55,273	61,106
Total operating expense	1,283,412	2,921,414

Operating loss	(1,279,354)	(2,918,794)

Other income (expense)
Other income	14,192	71,975
Interest income	—	104
Interest expense	(6,242)	(13,476)
Disposal of assets	(48,133)
Gain on change in fair value of warrant derivative liability	6,652	159,363
Foreign currency transaction (gain) loss	(141)	50,178
Total other income (expense)	(33,672)	268,144

Net loss before income tax	(1,313,026)	(2,650,650)
Provision for income tax	—	—
Net loss after income tax	$(1,313,026)	$(2,650,650)

Other comprehensive income (loss)
Foreign currency translation (loss) gain	—	—
Total other comprehensive income (loss)	—	—

Net comprehensive loss	$(1,313,026)	$(2,650,650)

Net loss per common share, basic and diluted	$(0.01)	$(0.02)

Weighted average number of common shares outstanding, basic and diluted	159,723,780	156,711,520

The accompanying notes are an integral part of these consolidated financial statements.

F-3

BUBBLR INC.

Consolidated Statement of Changes in Stockholders’ Equity (Deficit)

For the years ended December 31, 2024 and 2023

	Series C Preferred Stock		Common Stock		Additional		Accumulated Other Comprehensive	Total Stockholders’
	Number of Shares	Amount	Number of Shares	Amount	Paid-in Capital	Accumulated Deficit	Income (Loss)	Equity (Deficit)

Balance -December 31, 2022	903	$1	154,309,318	$1,543,093	$11,006,607	$(12,875,437)	$412,013	$86,277

Issuance of common shares for investor relations			1,455,784	14,558	270,780			285,338
Issuance of common shares for consultancy			625,000	6,250	93,750			100,000
Issuance of common shares for professional services			500,000	5,000	60,000			65,000
Issuance of common shares for Series C preferred shares dividend			311,159	3,112	40,693			43,805
Loan resolution			2,489,186	24,892	796,540			821,431
Forfeit of restricted stock units					(659,052)			(659,052)
Vesting of share options					1,559,597			1,559,597
Series C preferred shares dividend						(86,688)		(86,688)
Net Loss						(2,650,650)		(2,650,650)
Other comprehensive income							(61,183)	(61,183)
Balance -December 31, 2023	903	$1	159,690,904	$1,596,904	$13,168,915	$(15,612,775)	$350,830	$(496,125)

Issuance of common shares for advisory board services			200,000	2,000	8,000			10,000
Vesting of share options					582,084			582,084
Forfeiture and expired share options					(668,781)			(668,781)
Dividend Series C Preferred Shares						(86,691)		(86,691)
Net Loss						(1,313,026)		(1,313,026)
Other comprehensive income							16,555	16,555
Balance December 31, 2024	903	$1	159,890,447	$1,598,904	$13,090,218	$(17,012,492)	$367,385	$(1,955,984)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

F-4

Bubblr Inc.

Consolidated Statements of Cashflows

For the year ended December 31, 2024 and 2023

	December 31,
	2024	2023

Cash Flows from Operating Activities:
Net loss	$(1,313,026)	$(2,650,650)
Adjustments for:
Net loss to net cash used in operating activities:
Stock-based compensation	10,000	450,338
Vesting of restricted stock units	582,084	1,559,598
Forfeit and expired stock-based compensation	(668,781)	(659,052)
Disposal of fixed assets	48,133	—
Impairment of fixed assets	—	6,367
Gain on change in fair value of warrant derivative liability	(6,652)	(159,363)
Amortization of debt discount	—	90
Amortization of intangible asset	467,855	184,626
Depreciation	4,909	12,696
Changes in operating assets and liabilities:
(Increase) decrease in other receivables	87,912	(75,358)
Increase (decrease) in accounts payable	(55,515)	227,244
Increase in accrued liabilities	698,439	847,917
Net cash provided by/(used) in operating activities	(144,642)	(255,547)

Cash flows from investing activities
Purchase of intangible assets	(243,472)	(248,371)
Net cash used in investing activities	(243,472)	(248,371)

Cash flows from financing activities
Payment of dividends	—	(42,883)
Payment of loans payable	(12,661)	(10,759)
Proceeds from loans payable – related party	447,370	572,617
Repayment of loans payable – related party	(29,013)	(821,162)
Stock issued for payment of debt	—	821,433
Proceeds from sale of capital assets	17,089	—
Net cash provided by financing activities	422,785	519,246

Effects of exchange rate changes on cash	(1,155)	(40,193)

Net Change in Cash	33,516	(24,865)
Cash – Beginning of Period	7,668	32,533
Cash – End of Period	$41,184	$7,668

Supplemental information:
Cash paid for interest	$8,477	$13,039
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

F-5

BUBBLR, INC.

Notes to the Consolidated Financial Statements

December 31, 2024 and 2023

NOTE 1 – ORGANIZATION, BUSINESS AND LIQUIDITY

Organization and Operations

On March 26, 2020, Bubblr Holdings Ltd. (a UK company formed on February 18, 2016) merged into U.S. Wireless Online, Inc. (“UWRL”), a Wyoming corporation formed on October 22, 2019, and became a 100% subsidiary of UWRL. On March 30, 2021, the Company’s corporate name was changed to Bubblr, Inc. (“the Company”).

Bubblr, Inc. is an artificial intelligence (“AI”) company that has patent-protected (granted and pending) intellectual properties. It is entering a phase of launching a suite of highly innovative new products and establishing a new executive team. The latest products will offer genuinely value-adding search experiences for consumers and enterprises alike and ultimately facilitate a more ethical and equitable digital engagement model.

Going Concern Matters

The accompanying consolidated financial statements have been prepared in conformity with accepted accounting principles in the United States of America (“GAAP”), which contemplates the Company’s continuation as a going concern. The Company incurred a net comprehensive loss of $1,313,026 during the year ended December 31, 2024, and has an accumulated deficit of $17,012,492 as of December 31, 2024. In addition, current liabilities exceed current assets by $2,000,369 as of December 31, 2024.

Management intends to raise additional operating funds through equity or debt offerings. However, the management’s success is not guaranteed.

There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations or (2) obtain additional financing through either private placement, public offerings, or bank financing necessary to support its working capital requirements. To the extent that funds generated from operations and any private placements, public offerings, or bank financing are insufficient, the Company will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company. If adequate working capital is unavailable to the Company, it may be required to curtail or cease its operations.

Due to uncertainties related to these matters, substantial doubt exists about the company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with GAAP. The Company’s fiscal year-end is December 31.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries: Bubblr Holdings Ltd., and Bubblr Ltd. All significant inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

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Convertible Financial Instruments

The Company bifurcates conversion options from their host instruments and accounts for them as free-standing derivative financial instruments if certain criteria are met. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not remeasured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur, and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. The Company uses the Black Scholes Options Pricing Model to estimate the value of its derivative liabilities and measure them at each reporting period.

Fair Value of Financial Instruments

The Company accounts for financial instruments in accordance with ASC 820, “Fair Value Measurements and Disclosures,” which establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under ASC 820 are described below:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Quoted prices in non-active markets or in active markets for similar assets or liabilities, observable inputs other than quoted prices, and inputs that are not directly observable but are corroborated by observable market data.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The carrying value of the Company’s current assets and liabilities are deemed to be their fair value due to the short-term maturity and realization. During the year ended December 31, 2024, the Company acquired warrant derivative liabilities, which are Level 3 financial instruments that are adjusted to fair market value on reporting dates. On December 31, 2024, the warrant liabilities balance was $32,464. There were no changes in the fair value hierarchy leveling during the year ended December 31, 2024, or 2023.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation–Stock Compensation,” which prescribes accounting and reporting standards for all share-based payment transactions in which employee and non-employee services are acquired. Share-based payments to employees and non-employees, including grants of stock options, are recognized as compensation expenses in the financial statements based on the fair values of the stock awards on the grant date. That expense is recognized over the period required to provide services in exchange for the award, known as the requisite service period (usually the vesting period). Restricted stock units (“RSUs”) issued as compensation in accordance with the Company’s 2022 Equity Incentive Plan (see Note 13 – Stockholders’ Equity (Deficit)) are deemed to be unissued until fully vested. RSU compensation is recognized as expense over the vesting period, with any unrecognized compensation expensed immediately upon forfeiture of the award due to unfulfillment of obligations, such as termination of employment, before the award is fully vested.

Common Stock Purchase Warrants and Derivative Financial Instruments

Common stock purchase warrants and other derivative financial instruments are classified as equity if the contracts (1) require physical settlement or net-share settlement or (2) give the Company a choice of net-cash settlement or settlement in its shares (physical settlement or net-share settlement). Contracts which (1) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the control of the Company), (2) give the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement), or (3) that contain reset provisions that do not qualify for the scope exception are classified as liabilities. The Company assesses the classification of its common stock purchase warrants and other derivatives at each reporting date to determine whether a change in classification between equity and liabilities is required.

F-7

Basic and Diluted Net Loss per Common Share

Pursuant to ASC 260, “Earnings Per Share,” basic net income and net loss per share are computed by dividing the net income and net loss by the weighted average number of common shares outstanding. Diluted net income and net loss per share is the same as basic net income and net loss per share when their inclusion would have an anti-dilutive effect due to our continuing net losses.

For the year ended December 31, 2024, and 2023, the following outstanding stock equivalents were excluded from the computation of diluted net loss per share, as the result of the computation was anti-dilutive.

	December 31,
	2024 (Shares)	2023 (Shares)
Series C Preferred Stock	3,384,135	3,384,135
Warrants	2,358,101	2,358,101
Total	5,742,236	5,742,236

Leases

We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities – current, and operating lease liabilities – noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets.

ROU assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the estimated interest rate for collateralized borrowing over a similar term of the lease payments at the commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is certain that we will exercise that option. The expense for lease payments is recognized straight-line over the lease term.

Intangible Assets

The cost of intangible assets with determinable useful lives is amortized to reflect the pattern of economic benefits consumed on a straight-line basis over the estimated periods benefited. Patents, technology, and other intangibles with contractual terms are amortized over their respective legal or contractual lives. When certain events or changes in operating conditions occur, an impairment assessment is performed, and lives of intangible assets with determinable lives may be adjusted.

Research and Development

The Company evaluates research and Development costs to determine if they meet the requirements to be capitalized as intellectual property. The criteria the Company uses to assess the treatment of research and development are:

●	There is a clearly defined project

●	Expenditure is separately identifiable

●	The project is commercially viable

F-8

●	The project is technically feasible

●	Project income is expected to outweigh the cost

●	Resources are available to complete the project

Any research and development costs that do not meet the requirements are expensed in the period in which they occur.

United Kingdom tax incentive reduces company Research and Development costs by offering tax offsets for eligible Research and Development expenditures. Eligible companies with a turnover of less than $20 million receive a refundable tax offset, allowing the benefit to be paid as a cash refund if they are in a tax loss position.

For the years ended December 31, 2024, and 2023, the Company received other income of $14,192 and $71,975 with respect to the refundable tax offset.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on comparing the undiscounted future cash flows to the recorded value of the asset. The asset is written down to its estimated fair value if impairment is indicated.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method. The depreciation and amortization methods are designed to amortize the cost of the assets over their estimated useful lives in years, of the respective assets as follows:

Computer equipment	3 years
Fixtures and Furniture	5 years
Vehicles	10 years

Maintenance and repairs are charged to expenses as incurred. Improvements of a significant nature are capitalized. At the time of retirement or other disposition of property and equipment, the cost and accumulated depreciation are removed from the accounts, and any gains or losses are reflected in other income.

Beneficial Conversion Feature

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity.” The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including periods within those fiscal years. The Company early-adopted the new guidance on January 1, 2021. As a result of the adoption of this ASU, no beneficial conversion feature was recorded on convertible notes described in Note 8 – Convertible Notes Payable.

Foreign Currency Translations

The functional currency of the Company’s international subsidiaries is their local currency of Great British pounds (GBP). Local currency assets and liabilities are translated at the rates of exchange on the balance sheet date, and local currency revenues and expenses are translated at weighted average rates of exchange during the period. Equity accounts are translated at historical rates. The resulting translation adjustments are recorded directly into accumulated other comprehensive income.

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	December 31,
	2024	2023
Year-end GBP£:US$ exchange rate	1.2515	1.2731
Annual average GBP£:US$ exchange rate	1.2781	1.2441

Aggregate transaction gains or losses, including gains or losses related to foreign-denominated cash and cash equivalents and the re-measurement of certain inter-company balances, are included in the statement of operations as other income and expense. Gains on foreign exchange transactions totaled $141, and losses of $50,178 were recognized during the years ended December 31, 2024, and 2023, respectively.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “Income Taxes.” The asset and liability method provides that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

As of December 31, 2024, and 2023, the Company did not have any amounts recorded pertaining to uncertain tax positions.

UK Taxes

We do not consider ourselves to be engaged in a trade or business in the UK and, as such, do not expect to be subject to UK corporate income taxation. We have subsidiaries based in the UK that are subject to the tax laws of that country. Under current law, those subsidiaries are taxed at the applicable corporate income tax rates. Should any UK subsidiaries be deemed to undertake business activities in the US, they would be subject to US corporate income tax in respect of their US activities only. Relief would then be available against the UK tax liabilities in respect of the overseas taxes arising from US activities. At present, this is not applicable as our UK subsidiaries only undertake activities in the UK. Our UK subsidiaries file separate UK income tax returns.

UK Tax Risk

Companies that are incorporated outside the UK may become subject to UK taxes in a number of circumstances, including circumstances in which (1) they are deemed resident in the UK for tax purposes by reason of their central management and control being exercised from the UK or (2) they are treated as carrying on a trade, investing or carrying on any other business activity in the UK, whether or not through a UK Permanent Establishment (“PE”).

In addition, the Finance Act 2015 introduced a new tax known as the diverted profits tax (“DPT”), which is charged at 25% of any “taxable diverted profits.” The DPT has had effect since April 1, 2015, and may apply in circumstances including (1) where arrangements are designed to ensure that a non-UK resident company does not carry on a trade in the UK through a PE and (2) where a tax reduction is obtained through the involvement of entities or transactions lacking economic substance. We intend to operate in such a manner that none of our companies should be subject to the UK DPT and that none of our companies (other than those companies incorporated in the UK) should: (1) be treated as residents in the UK for tax purposes; (2) carry on a trade, invest or carry on any other business activity in the UK (whether or not through a UK PE).

However, this result is based on certain legal and factual determinations, and since the scope and the basis upon which the DPT will be applied by HM Revenue & Customs (“HMRC”) in the UK remains uncertain and since applicable law and regulations do not conclusively define the activities that constitute conducting a trade, investment or business activity in the UK (whether or not through a UK PE), and since we cannot exclude the possibility that there will be a change in law that adversely affects the analysis, HMRC might successfully assert a contrary position. The terms of an income tax treaty between the UK and the home country of the relevant Bubblr subsidiary, if any, could contain additional protections against UK tax.

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Any arrangements between UK-resident entities of Bubblr and other entities of Bubblr are subject to the UK transfer pricing regime. Consequently, if any agreement between a UK resident entity of Bubblr and any other Bubblr entity (whether that entity is resident in or outside of the UK) is found not to be on arm’s length terms and, as a result, a UK tax advantage is being obtained, an adjustment will be required to compute UK taxable profits as if such an agreement were on arm’s length terms. Any transfer pricing adjustment could adversely impact the tax charge incurred by the relevant UK resident entities of Bubblr.

Recent Accounting Pronouncements

The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our financial statements.

NOTE 3 – OTHER RECEIVABLES

Other receivables consisted of the following:

	December 31, 2024	December 31, 2023

Deposit	$—	$200
UK R&D Credit	—	76,152
UK VAT receivable	3,723	11,151
Total other receivables	$3,723	$87,503

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	December 31,
	2024	2023
Motor vehicles	$-	$59,836
Computer equipment	16,038	29,646

Total property and equipment	16,038	89,482
Less: accumulated depreciation	(16,038)	(58,180)

Total property and equipment, net	$-	$31,302

During the years ended December 31, 2024, and 2023, the Company recorded purchases of $0 and depreciation expenses of $4,909 and $12,696, respectively. There was no impairment or disposal of property and equipment.

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consisted of the following:

	December 31,
	2024	2023
Intellectual properties	$3,277,603	$3,109,539
Trademarks	-	36,319
Patents	239,829	228,319
Capitalized acquisition costs	45,745	45,745

Total intellectual properties	3,563,177	3,419,922
Less: accumulated amortization	(2,381,233)	(1,963,294)

Total intellectual properties, net	$1,181,944	$1,456,628

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●	Patents

A Patent on the Internet-Search Mechanism (“IBSM”) has been granted in the United States, South Africa, New Zealand, Canada, and Australia. The patent is pending in the European Union and the United Kingdom.

Patents on Contextual Enveloping of Dynamic Hypertext Links and Real-Time Data Processing are pending in the United States

Patents are reported at cost, less accumulated amortization, and accumulated impairment loss. Costs include expenditures directly attributable to the acquisition of the asset. Once a patent provides economic benefit to the Company, amortization is provided on a straight-line basis on all patents over their expected useful lives of 20 years.

●	Intellectual Property

Intellectual Property capitalizes the Company’s qualifying internal research and development costs. It is amortized over its useful life of 7 years and reported at cost less accumulated amortization and accumulated impairment loss.

NOTE 6 – ACCRUED LIABILITIES

Accrued liabilities consisted of the following:

	December 31,
	2024	2023
Director fees	211,000	90,000
Dividends payable	151,704	65,016
Other accruals	87,338	76,945
Settlement payable	166,986	166,986
Wages and salaries	1,106,974	544,060
Total accrued liabilities	$1,724,002	$943,007

NOTE 7 – LOANS PAYABLE TO RELATED PARTIES

The Company had the following loans payable to related parties:

	December 31,
	2024	2023
Beginning balance Loan 1 - payable to Stephen Morris	$125,910	$374,018
Additions	435,923	573,324
Loan resolution – convert principal into shares of common stock.	-	(821,432)
Ending balance Loan 1 - payable to Stephen Morris	561,833	125,910

Loan - payable to Stephen Morris	543,262	552,639
Related party loan - payable to director	-	28,899
Total loan payable to related parties	1,105,095	710,886
Less – current portion	-	158,247

Total – non-current	$1,105,095	$552,639

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●	Loan 1 (January 16, 2016) - Stephen Morris, Founder, CTO and Chair.

On January 16, 2016, our wholly owned subsidiary, Bubblr Limited, entered into a Loan Agreement (the “Loan Agreement”) with Mr. Stephen Morris. The Loan Agreement is unsecured and carries no interest, is payable on demand, and is for working capital or as the Company deems appropriate. The Loan is available for drawing by the Company in multiple tranches.

On December 20, 2022, the Company entered into an amendment (the “Amendment”) with Bubblr Limited and Mr. Morris to reduce the outstanding principal amount of the loan by $71,540 (£59,543) in exchange for the Company assigning advances receivables of $71,540 (£59,543) whereon Mr. Morris is entitled to amounts received pursuant to such receivables and will bear the risk of non-payment with respect to such receivables. The loan balance was $374,018 (£309,080).

On December 27, 2023, Stephen Morris converted $821,432 in principal of promissory notes payable and due to him from the Company into 2,489,186 shares of Common Stock. The conversion price for the Common Stock was $0.33 per share.

On December 27, 2023, the parties entered into a fourth amendment with Mr. Morris to add $573,324 in principal for working capital purposes. The loan balance was $125,910 (£98,900).

On September 30, 2024, the parties entered into a sixth amendment with Mr. Morris such that the principal amount of the loan shall be due and payable by Borrower to Lender on the earlier of (i) the completion of an equity offering by Bubblr, Inc., for no less than $5,000,000, or (ii) three years from the date of this Amendment. On September 30, 2024, loan payable obligations included in long-term liabilities were $389,840 (£291,491).

On December 31, 2024, loan payable obligations included in long-term liabilities were $561,833 (£448,089).

●	Loan 2 (September 7, 2022) - Stephen Morris, Founder, CTO and Chair.

On September 7, 2022, our wholly owned subsidiary, Bubblr Limited, entered into a new loan agreement (the “Loan Agreement”) with Mr. Morris for $501,049 (£434,060). The Loan Agreement is unsecured, carries no interest, is non-convertible, and is due upon maturity, which is three years after the date of the agreement.

On December 31, 2023, loan payable obligations included in long-term liabilities were $552,639 (£434,089).

On September 30, 2024, the parties desired to amend the loan such that the maturity date, which is three years from the date of the Loan Agreement to three years from the date of this amendment.

On December 31, 2024, loan payable obligations included in long-term liabilities were $543,262 (£434,089).

●	Related Party Loan – Professor Paul Morrissey, Director.

On September 8, 2023, the Company entered into a new loan agreement with Professor Paul Morrissey for $28,899 (£22,700). The Loan had an original issue discount of $7,257 (£5,700). The Loan Agreement is unsecured, non-convertible, and carries a fixed interest rate of 2.85% every four weeks on the original principal. It is non-convertible and was payable four weeks after the date of the agreement. The loan outstanding on December 31, 2024, and December 31, 2023, is $0 (£0) and $32,337 (£25,401) respectively. Total interest expense was $6,242 and $13,476 for the years ended December 31, 2024, and 2023, respectively. The loan was fully paid in May 2024.

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NOTE 8 - RELATED PARTY TRANSACTIONS

The Company had the following related party transactions:

●	Loans payable to Stephen Morris
●	Loan payable to Director of the Company.

Loans payable to related party transactions are disclosed in Note 7.

NOTE 9 – WARRANT LIABILITY

The Company analyzed the warrants issued in connection with the Series C Convertible Preferred Stock (see Note 13) for derivative accounting consideration under ASC 815, “Derivatives and Hedging,” and determined that the instrument should be classified as a liability due to reset provisions and variability in exercise price resulting in there being no fixed value or explicit limit to the number of shares to be delivered upon exercise.

ASC 815 requires us to assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense items.

The Company determined our warrant liabilities to be a Level 3 fair value measurement during the year based on management’s estimate of the expected future cash flows required to settle the liabilities and used the Black Scholes pricing model to calculate the fair value as of December 31, 2024. The Black Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each warrant is estimated using the Black-Scholes valuation model.

For the year ended December 31, 2024, the estimated fair values of the warrant liabilities measured on a recurring basis are as follows:

Year Ended
December 31, 2024
Expected term	1.09 – 2.50 years
Expected average volatility	176 – 271%
Expected dividend yield	0.00%
Risk-free interest rate	1.50 – 5.19%

The following table summarizes the changes in the warrant liabilities during the year ended December 31, 2024:

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
Warrant liability as of December 31, 2022	$198,479
Change in fair value of warrant liability	(159,363)
Warrant liability as of December 31, 2023	39,116
Change in fair value of warrant liability	(6,652)
Warrant liability as of December 31, 2024	$32,464

NOTE 10 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

F-14

For the years ended December 31, 2024, and 2023, the local (“United States of America”) and foreign components of loss before income taxes were comprised of the following:

	Year Ended December 31,
	2024	2023
Tax jurisdiction from:
United States	$(630,750)	$(1,895,365)
Foreign	(682,276)	(755,285)
Tax loss before income taxes	$(1,313,026)	$(2,650,650)

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of December 31, 2024, and 2023 are as follows:

	Year Ended December 31,
	2024	2023
Net Operating loss	$1,313,026	$2,650,650
Effective tax rate	21%	21%
Deferred tax asset	537,383	537,383
Foreign taxes	(129,632)	(143,504)
Valuation allowance	(146,103)	(413,133)
Net deferred tax asset	$—	$—

The Company has provided for a full valuation allowance against the deferred tax assets on the expected future tax benefits from net operating loss, as the management believes it is more likely than not that these assets will not be realized in the future.

United States of America

Bubblr, Inc. is registered in the State of Wyoming and is subject to the tax laws of the United States of America at a standard tax rate of 21%. Due to a change of control, the Company will not be able to carry over net operating losses (“NOL”) generated before August 13, 2020, to offset future income.

As of December 31, 2024, the operations in the United States of America incurred approximately $8,869,354 of cumulative NOL, which can be carried forward indefinitely to offset future taxable income. The Company has provided for a full valuation allowance against the deferred tax assets as management believes it is more likely than not that these assets will not be realized in the future.

The Company’s tax returns are subject to examination by United States tax authorities beginning with the year ended December 31, 2019.

United Kingdom

The Company’s subsidiaries operating in the United Kingdom (“UK”) are subject to tax at a standard income tax rate of 25% on the assessable income arising in the UK during its tax year.

As of December 31, 2024, the operations in the UK incurred approximately $6,169,248 of cumulative NOLs, which can be carried forward to offset future taxable income indefinitely. The Company has provided for a full valuation allowance against the deferred tax assets as management believes it is more likely than not that these assets will not be realized in the future.

The Company’s tax returns are subject to examination by HM Revenue & Customs for the years ended 2024 and 2023.

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NOTE 11 - STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock

The Company has authorized 25,000,000 preferred shares with a par value of $0.001 per share. The Board of Directors is authorized to divide the authorized shares of Preferred Stock into one or more series, each of which shall be so designated as to distinguish the shares thereof from the shares of all other series and classes.

Special 2019 Series A Preferred Stock

The Company has designated one (1) share of Series A Preferred Stock, par value $0.001.

On March 12, 2021, the Company amended the designation of the Special 2019 Series A Preferred shares and removed the right of the holder to convert the Special 2019 Series A Preferred share to 500,000,000 shares of common stock of the Company.

The holder of the Special 2019 Series A Preferred Stock is entitled to 60% of all votes entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration.

On September 6, 2022, the Company repurchased $60,000 and canceled the Special 2019 Series A Preferred Stock held by Mr. Morris via the issuance of a related party note payable (see Note 10 - Related Party Transactions).

As of December 31, 2024, the Company had zero shares of 2019 Series A Preferred stock issued and outstanding, respectively.

Series C Convertible Preferred Stock

On March 4, 2022, the Company filed a Certificate of Designation with the Wyoming Secretary of State, establishing 2,000 shares of the Company’s Series C Convertible Preferred Stock, with a stated value of $1,200 per share.

During the year ended December 31, 2023, the Company declared dividends of $64,292, of which $22,133 was paid via the issuance of 116,799 shares of common stock, $20,026 was paid in cash, and $22,133 remained declared but unpaid on December 31, 2023.

The Company has the right to redeem the Series C Convertible Preferred Stock in accordance with the following schedule:

●	If all of the Series C Convertible Preferred Stock are redeemed within 90 calendar days from the issuance date thereof, the Company shall have the right to redeem the Series C Convertible Preferred Stock upon three business days of written notice at a price equal to 115% of the Stated Value together with any accrued but unpaid dividends.
●	If all of the Series C Convertible Preferred Stock is redeemed after 90 calendar days from the issuance date thereof, the Company shall have the right to redeem the Series C Convertible Preferred Stock upon three business days of written notice at a price equal to 120% of the Stated Value together with any accrued but unpaid dividends; and
●	The Company shall pay an 8% per annum dividend on the Series C Convertible Preferred Stock. Dividends shall be paid quarterly, and at the Company’s discretion, in cash or Series C Convertible Preferred Stock. The dividend shall be deemed to accrue from the date of issuance of the Series C Convertible Preferred Stock, whether earned or declared, and whether there are profits, surplus, or other funds of the Company legally available for the payment of dividends.

The Series C Convertible Preferred Stock will vote together with the common stock on an as-converted basis subject to the Beneficial Ownership Limitations (as set forth in the Certificate of Designation).

Each share of the Series C Convertible Preferred Stock is convertible, at any time and from time to time from and after the issuance at the option of the Holder thereof, into that number of shares of Common Stock (subject to Beneficial Ownership Limitations) determined by dividing the Stated Value of $1,200 of such share by the Conversion Price of $0.3202.

On March 4, 2022, the Company entered into a Securities Purchase Agreement (the “GHS Securities Purchase Agreement”) with GHS Investments, LLC (“GHS”), whereby GHS agreed to purchase, in tranches, up to $700,000 of the Company’s Series C Convertible Preferred Stock in exchange for 700 shares of Series C Convertible Preferred Stock.

F-16

On March 4, 2022, the Company issued to GHS the first tranche of 300 shares of Series C Convertible Preferred Stock, as well as commitment shares of 35 shares of Series C Convertible Preferred Stock and 941,599 warrant shares (the “GHS Warrant”). Warrant shares represent 75% of the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock (the “GHS Warrant Shares”). The Company agreed to register the shares of common stock issuable pursuant to the conversion of the Series C Convertible Preferred Stock and the GHS Warrant Shares.

GHS delivered gross proceeds of $266,000 to the Company (excluded were legal fees and a transaction fee charged by Spartan Capital).

On March 9, 2022, the Company entered a Securities Purchase Agreement with Proactive Capital Partners LP (“Proactive”), whereby Proactive agreed to purchase 160 Series C Preferred Stock shares.

The Company agreed to issue Proactive commitment shares of 8 Series C Convertible Preferred Stock shares and 472,205 warrant shares (the “Warrant”). Warrant shares represent 75% of the number of shares of common stock issuable upon conversion of the Series C Convertible Preferred Stock (the “Warrant Shares”). The Company agreed to register the shares of common stock issuable pursuant to the conversion of the Series C Convertible Preferred Stock and the Warrant Shares.

On March 9, 2022, the Company issued 168 shares of Series C Convertible Preferred stock to Proactive Capital Partners LP as per the Securities Purchase Agreement. Proactive delivered gross proceeds of $155,000 to the Company (excluded were legal fees).

On April 24, 2022, the Company issued the second tranche of 200 shares of Series C Convertible Preferred Stock and 562,149 warrant shares as per its Securities Purchase Agreement (the “GHS Securities Purchase Agreement”) with GHS Investments, LLC (“GHS”), of March 4, 2022. GHS delivered gross proceeds of $184,000 to the Company (excluded were legal fees and a transaction fee charged by Spartan Capital).

On May 25, 2022, the Company issued the third tranche of 100 shares of Series C Convertible Preferred Stock and 281,074 warrant shares as per its Securities Purchase Agreement (the “GHS Securities Purchase Agreement”) with GHS Investments, LLC (“GHS”), of March 4, 2022. GHS delivered gross proceeds of $92,000 to the Company (excluded were legal fees and a transaction fee charged by Spartan Capital).

On June 24, 2022, the Company issued the fourth tranche of 100 shares of Series C Convertible Preferred Stock and 281,074 warrant shares as per its Securities Purchase Agreement (the “GHS Securities Purchase Agreement”) with GHS Investments, LLC (“GHS”), of March 4, 2022. GHS delivered gross proceeds of $92,000 to the Company (excluded were legal fees and a transaction fee charged by Spartan Capital).

On September 7, 2022, our wholly owned subsidiary, Bubblr Limited, entered into a new loan agreement (the “Loan Agreement”) with Mr. Morris for £434,060 (US$525,291 on December 31, 2022). To enter into the new loan, GHS Investments, LLC agreed to waive a prohibition on borrowing over $200,000 found in our Certificate of Designation for the Series C Preferred Stock in exchange for our company issuing 345,220 shares of common stock: 281,000 shares of common stock to GHS and 64,220 shares of common stock to Proactive. The resulting common shares were valued at $71,703, which was recorded as interest expense.

As a result of the above transactions, the Company received total net proceeds of $789,000, of which $721,275 has been allocated to the warrants and Series C Preferred Stock based on the warrants’ fair market values on each contract date, with the residual loss of $28,043 allocated to day-one loss on warrant liability associated with the March 2022 issuances, and excess proceeds of $95,768 allocated to the Series C Preferred Stock related to the April, May, and June 2022 issuances. As of December 31, 2024, and 2023, the Company had 903 of Series C Preferred Stock issued and outstanding.

Common Stock

The Company has authorized 3,000,000,000 common shares with a par value of $0.01 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the corporation’s stockholders is sought.

F-17

During the years ended December 31, 2024, and 2023, the Company issued common shares as follows:

Year ended December 31, 2023

●	1,455,784 shares for Investor Relations valued at $285,338
●	625,000 shares for Consulting Services valued at $100,000
●	500,000 shares for Professional Services valued at $65,000
●	311,159 shares for Series C Preference Share Dividends valued at $43,805
●	2,489,186 shares for Loan Resolution Agreement valued at $821,431

Year ended December 31, 2024

●	200,000 shares for Advisory Board services valued at $10,000

As of December 31, 2024, and 2023, the Company had 159,890,447 and 159,690,447 shares, respectively, of common stock issued and outstanding.

Warrants

The Company identified conversion features embedded within warrants issued during the year ended December 31, 2022. The Company has determined that the conversion feature of the Warrants represents an embedded derivative since the conversion price includes a reset provision, which could cause adjustments in redemption value and number of shares issued upon exercise (see Note 11 - Warrant Liability).

A summary of activity during the period ended December 31, 2024, and 2023 follows:

Warrants Outstanding
	Number of	Weighted Average	Weighted Average Remaining life
	Warrants	Exercise Price	(years)

Outstanding, December 31, 2022	—	$—	—
Granted	2,538,101	0.32	4.27
Exercised	—	—	—
Forfeited/cancelled	—	—	—
Outstanding, December 31, 2023	2,538,101	0.32	3.23
Granted	—	—	—
Exercised	—	—	—
Forfeited/cancelled	—	—	—
Outstanding, December 31, 2024	2,538,101	$0.32	2.23

The following table summarizes information relating to outstanding and exercisable warrants as of December 31, 2024:

Warrants Outstanding			Warrants Exercisable
Number of Warrants	Weighted Average Remaining Contractual life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
941,599	0.80	$0.34	941,599	$0.34
472,205	0.40	0.34	472,205	0.34
562,149	0.50	0.35	562,149	0.35
281,074	0.26	0.22	281,074	0.22
281,074	0.27	0.22	281,074	0.22
2,538,101	2.23	$0.32	2,538,101	$0.32

On December 31, 2024, the intrinsic value of the warrants was $0, as the price of the Company’s stock was below the warrant exercise price.

F-18

Equity Incentive Plan

On May 25, 2022, our board of directors and majority shareholders approved the adoption of the Bubblr, Inc. 2022 Equity Incentive Plan (the “2022 Equity Incentive Plan”) and, unless earlier terminated, will continue until May 25, 2032. A total of 28,400,000 shares of common stock may be issued under the 2022 Equity Incentive Plan.

The 2022 Equity Incentive Plan aims to foster and promote our long-term financial success and increase stockholder value by motivating performance through incentive compensation. The 2022 Equity Incentive Plan is intended to encourage participants to acquire and maintain ownership interests in our company and to attract and retain the services of talented individuals upon whose judgment and special efforts the successful conduct of our business is dependent.

During the year ended December 31, 2022, the Company issued pursuant to the 2022 Equity Incentive Plan, the Company elected to award 8,400,000 RSUs to two Company executives pursuant to their employment agreements, with 50% vesting on June 1, 2023, and June 1, 2024.

The executives forfeited the award of 8,400,000 RSUs upon their termination of employment on January 31, 2023.

On April 1, 2023, the Company granted options for purchasing our Common stock to executives, management, and a non-executive director as consideration for time served. The terms of the stock option grants are determined by our Board of Directors and consistent with our 2022 Equity Incentive Plan.

On July 1, 2024, the Company granted 500,000 options for purchasing our Common stock to a provider of professional services.

On July 9, 2024, 1,848,000 unvested options for purchasing our Common stock were forfeited on termination of service.

On October 9, 2024, 4,872,000 options for purchasing our Common stock expired as they were not exercised within three months of termination of service.

On October 17, 2024, the Company granted 8,305,000 options for purchasing our Common stock to executives, management, and professional service providers. The terms of the stock option grants are determined by our Board of Directors and consistent with our 2022 Equity Incentive Plan.

On October 17, 2024, the Company canceled and granted 500,000 options for purchasing our Common stock to a provider of professional services.

The terms of the stock option grants are determined by our Board of Directors and consistent with our 2022 Equity Incentive Plan. Our stock option grant general policy is that options vest 40% after 90 days of service, and the remaining options vest monthly over two years. The maximum term is ten years.

The following table summarizes the stock options activity for the year ended December 31, 2024, and 2023:

	Number of Shares
	2024	2023
Outstanding at the beginning of the year	14,400,000
Granted	10,200,000	-
Exercised	-	14,400,000
Forfeited	(1,848,000)	-
Expired\Cancelled	(5,372,000)	-
Outstanding at the end of the year	17,380,000	14,400,000
Exercisable	15,649,000	10,032,000
Weighted-average Exercise Price	$0.0937	$0.0156

F-19

The total intrinsic value of options on December 31, 2024, is zero because the closing stock price was below the weighted average exercise value. The weighted average fair value of stock options granted during 2023 was based on the Black-Scholes option pricing model using the following weighted average assumptions. See below for reference to the Company’s valuation methodologies for these grants.

Year Ended
December 31, 2024
Expected life in years	8.25 – 9.80
Risk-free interest rate	4.21%
Annual forfeiture rate	13%
Volatility	1.99% to 2.72%
Expected dividend yield	0%

The following table summarizes certain information regarding the Company’s non-vested shares:

Number of Shares

Non-vested as of December 31, 2023	4,368,000
Granted	1,895,000
Forfeited or expired	(1,848,000)
Vested	(2,684,000)

Non-vested as of December 31, 2024	1,731,000

The following table summarizes the stock options exercisable:

	Options	Options
	Outstanding	Exercisable

Number of shares	17,380,000	12,464,000
Weighted-average contractual life in years	9.13	8.61
Weighted-average exercise price		$0.1776
Intrinsic value		$-

The total intrinsic value of options on December 31, 2024, is zero because the closing stock price was below the weighted average exercise value.

The Company recognized compensation costs of $582,084 and $1,559,571 for the years ended December 31, 2024, and 2023, respectively. The Company recorded credits for forfeited and expired options of $668,781 and $0 in the years ended December 31, 2024, and 2023, respectively.

As of December 31, 2024, there were $243,004 of unrecognized compensation costs related to non-vested share options, which we will realize over the next twelve months.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

Investor Relations

On February 14, 2023, the Company entered into a Consulting Agreement with Beyond Media SEZC. The term of the agreement is twelve months. Beyond Media will receive $7,000 monthly in cash and will be issued 1,000,000 shares of common stock valued at $180,000 for entrance into the agreement.

On June 15, 2023, the Company entered into a Consulting Agreement with Launchpad LLC. The term of the agreement is six months. Launchpad LLC will receive $3,000 in cash per month.

Steven Saunders, Former Chief Commercial Officer and Director

F-20

On January 31, 2023, the Company entered into Separation Agreements with Steven Saunders. He is no longer an officer or director of our Company, and all prior agreements are terminated in their entirety. To satisfy all amounts due, Mr. Saunders and the Company agreed to a settlement total sum of $116,000. As of December 31, 2024, the amount due to Mr. Saunders was $79,250.

Rik Willard, Former Chief Executive Officer and Director

On January 31, 2023, the Company entered into Separation Agreements with Rik Willard, our then-Chief Executive Officer. Mr. Willard is no longer an officer or director of our Company, and all prior agreements are terminated in their entirety. To satisfy all amounts due, Mr. Willard and the Company agreed to a settlement total sum of $112,418. As of December 31, 2024, the amount due to Mr. Willard was $86,811.

Stephen Morris, Founder, Chief Technical Officer, and Director

On April 1, 2023, the Company entered into an Amended Employment Agreement with Stephen Morris, Founder, Chief Technical Officer, and Chair. The Company will compensate Mr. Morris $450,000 base pay per annum with payments reduced by 60% to $180,000 per annum until the Company has secured $5,000,000 in debt or equity financing.

On April 1, 2023, the Company agreed to grant Mr. Morris an option to purchase 3,360,000 shares of common stock at $0.187 per share (628,320) under the 2022 Incentive Plan. The options were fully vested as Mr. Morris completed over two years and three months of service.

On December 31, 2023, the Company entered into a Second Amended Employment Agreement with Stephen Morris to reduce his base pay from $450,000 to $90,000 per annum and forfeit $270,000 of deferred compensation.

David Chetwood, Chief Financial Officer and Director

On April 1, 2023, the Company entered into an Amended Employment Agreement, effective February 10, 2023, with David Chetwood, Chief Financial Officer and Director. The Company will compensate Mr. Chetwood $450,000 per annum base pay with payments reduced by 60% to $180,000 per annum until the Company has secured $5,000,000 in debt or equity financing.

On May 12, 2023, the Company agreed to grant Mr. Chetwood an option to purchase 3,360,000 shares of common stock at $0.1625 per share ($546,000), with 40% vesting after 90 days of service and 60% vesting monthly over the following two years, under the 2022 Incentive Plan. As of December 31, 2023, there were 218,066 non-vested share options, which we will recognize over the next 16 months.

On December 31, 2023, the Company entered into a Second Amended Employment Agreement with David Chetwood to reduce his base pay from $450,000 to $180,000 per annum and forfeit $236,200 of deferred compensation.

On October 17, 2024, the Company entered a Third Amended Employment Agreement with David Chetwood to reduce his base pay from $180,000 to $90,000 per annum and receive a Stock Option Grant of 3,000,000 shares.

Timothy Burks, Chief Executive Officer and Director

On April 1, 2023, the Company entered into an employment agreement with Timothy Burks, Chief Executive Officer and Director. The Company will compensate Mr. Burks $600,000 per annum base pay with payments reduced by 60% to $240,000 per annum until the Company has secured $5,000,000 in debt or equity financing.

On July 1, 2023, the Company agreed to grant Mr. Burks an option to purchase 4,800,000 shares of common stock at $0.1353 per share ($649,440), with 40% vesting after 90 days of service and 60% vesting monthly over the following two years, under the 2022 Incentive Plan. As of December 31, 2024, there were $291,860 non-vested share options, which we will recognize over the next 18 months.

On December 31, 2023, the Company entered into an Amended Employment Agreement with Timothy Burks to reduce his base pay from $600,000 to $240,000 per annum and forfeit $270,000 of deferred compensation.

F-21

On July 8, 2024, the Corporation’s shareholders, acting by written consent and representing at least a simple majority (55.9%) of the Corporation’s issued and outstanding shares of Common Stock, voted to remove Timothy Burks from the Corporation’s Board of Directors.

Immediately following the shareholder vote, the two remaining Directors, David Chetwood and Steve Morris, voted unanimously to remove Timothy Burks from the corporation’s office of Chief Executive Officer, effective July 8, 2024.

Paul Morrissey, Director

On April 6, 2023, the Company entered into a Non-executive Director Agreement with Paul Morrissey. The Company will compensate Mr. Morrissey $300,000 per annum directors fee, with payments reduced by 60% to $120,000 per annum until the Company has secured $5,000,000 in debt or equity financing.

On July 6, 2023, the Company agreed to grant Mr. Morrissey an option to purchase 1,920,000 shares of common stock at $0.1353 per share ($259,776), with 40% vesting after 90 days of service and 60% vesting monthly over the following two years, under the 2022 Incentive Plan. As of December 31, 2024, there were $116,746 non-vested share options, which we will recognize over the next 18 months.

On December 31, 2023, the Company entered into an Amended Non-Executive Director Agreement with Morrissey to reduce his director fee from $300,000 to $120,000 per annum and forfeit $270,000 of deferred compensation.

On July 8, 2024, the Corporation’s shareholders, acting by written consent and representing at least a simple majority (55.9%) of the Corporation’s issued and outstanding shares of Common Stock, voted to remove Paul Morrissey from the Corporation’s Board of Directors.

NOTE 15 - SUBSEQUENT EVENTS

On January 14, 2025, Manfred Ebensberger resigned as our Chief Executive Officer and Director.

On January 15, 2025, we appointed Tom Symonds as Chief Executive Officer and Director.

On January 15, 2025, our Board of Directors approved an Executive Employment Agreement in favor of Mr. Symonds.

The Executive Employment Agreement with Mr. Symonds provides that we will compensate him with an annual salary of $90,000, payable in monthly installments, and grant him 3,360,000 Stock Options with 60% vesting in ninety days after the hire date and 40% vesting monthly over the following two years of service. Mr. Symonds also agreed to a three-year non-solicit restrictive covenant.

The Company has evaluated subsequent events through March 31, 2025, the date the financial statements were available for issuance.

F-22

2. Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission (the “Commission”) are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

3. Exhibits (including those incorporated by reference).

(b) The following exhibits are filed as a part of this Annual Report on Form 10-K:

Exhibit No.	Exhibit Description

3.i	Amended and Restated Articles

3.ii	Amended and Restated Bylaws of Bubblr Inc.

3.iii	Certificate of Designation for Series C Convertible Preferred Stock.

4.(i)	Common Stock Purchase Warrant dated March 4, 2022, in Favor of GHS Investments.

4.(ii)	Common Stock Purchase Warrant dated March 9, 2022, in Favor of Proactive Capital Partners LP

4.(iii)	Common Stock Purchase Warrant dated April 25, 2022, in Favor of GHS Investments.

4.(iv)	Common Stock Purchase Warrant dated May 25, 2022, in Favor of GHS Investments.

4.(v)	Common Stock Purchase Warrant dated June 24, 2022, in Favor of GHS Investments.

4.2	Specimen Certificate of Common Stock

10.1	Loan 1 Agreement dated January 10, 2016, with Stephen Morris.

10.2	Securities Purchase Agreement dated March 4, 2022, with GHS Investments.

10.3	Securities Purchase Agreement dated March 9, 2022, with Proactive Capital Partners LP.

10.4	Registration Rights Agreement dated March 9, 2022, with GHS Investments.

10.5	2022 Incentive Plan dated June 1, 2022.

10.6	Loan 2 Agreement dated September 6, 2022, with Stephen Morris

10.7	Separation Agreement with Rik Willard dated January 31, 2023

10.8	Separation Agreement with Steve Saunders dated January 31, 2023.

10.9	Employment Agreement with David Chetwood dated February 10, 2023.

10.10	Employment Agreement with Timothy Burks dated April 1, 2023

10.11	Share Option Grant with Timothy Burks dated April 1, 2023

10.12	Amended Employment Agreement with David Chetwood dated April 1, 2023

10.13	Share Option Grant with David Chetwood dated April 1, 2023

10.14	Employment Agreement with Stephen Morris dated April 1, 2023

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10.15	Share Option Grant with Stephen Morris dated April 1, 2023

10.16	Amended Employment Agreement with Timothy Burks dated December 31, 2023

10.17	Second Amended Employment Agreement with David Chetwood dated December 31, 2023

10.18	Amended Employment Agreement with Stephen Morris dated December 31, 2023

10.19	Termination of Employment with Timothy Burks, dated July 8, 2024

10.20	Consulting Agreement with Manfred Ebensberger, dated October 17, 2024

10.21	Share Option Grant with Manfred Ebensberger, dated October 17, 2024

10.22	Third Amended Employment Agreement with David Chetwood, dated October 17, 2024

10.23	Share Option Grant with David Chetwood, dated October 17, 2024 (20)

16.1	Change of Accountants dated March 17, 2023, Pinnacle Accountancy Group of the PCAOB registered firm Heaton & Company to BF Borgers CPA PC.

16.2	Termination of Accountants dated May 7, 2024, BF Borgers CPA PC.

16.3	Appointment of Accountants dated May 30, 2024, BCRG Group.

21.1	List of Subsidiaries

101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith.

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SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

May 9, 2025	Bubblr, Inc.

	By:	/s/ Tom Symonds
Tom Symonds
Chief Executive Officer

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